STOCK AND ASSET PURCHASE AGREEMENT
                                    among
                                PFIZER INC.,
                         PFIZER HOLDINGS IRELAND,
                                      the
                        ASSET SELLING CORPORATIONS
                               (named herein)
                                    and
                       BOSTON SCIENTIFIC CORPORATION
                        DATED AS OF JUNE 15, 1998

                               TABLE OF CONTENTS

                                                                      PAGE
ARTICLE I DEFINITIONS AND TERMS                                         2
   Section 1.1. Definitions                                             2
   Section 1.2. Other Definitional Provisions                          17

ARTICLE II PURCHASE AND SALE                                           18
   Section 2.1. Purchase and Sale of Shares of the
      Conveyed Subsidiaries                                            18
   Section 2.2. Purchase and Sale of Assets of the Asset
      Selling Corporations                                             18
   Section 2.3. Consents                                               20
   Section 2.4. Excluded Assets of the Business                        23
   Section 2.5. Assumption of Certain Obligations of the Business      24
   Section 2.6. Retained Liabilities by Business                       25
   Section 2.7. Purchase Price                                         26
   Section 2.8. Purchase Price Adjustment                              26
   Section 2.9. Allocation of the Aggregate Payment                    29

ARTICLE III CLOSING                                                    30
   Section 3.1. Closing                                                30

ARTICLE IV CONDITIONS TO CLOSING                                       31
   Section 4.1. Conditions to the Obligations of Purchaser
      and Pfizer                                                       31
   Section 4.2. Conditions to the Obligations of Purchaser             32
   Section 4.3. Conditions to the Obligations of Pfizer                33

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PFIZER                     33
   Section 5.1. Organization                                           34
   Section 5.2. Authority; Binding Effect                              34
   Section 5.3. Conveyed Subsidiaries; Capital Structure               34
   Section 5.4. Non-Contravention                                      36
   Section 5.5. Pfizer Consents and Approvals                          37
   Section 5.6. Financial Information; Books and Records               37
   Section 5.7. Absence of Material Changes                            38
   Section 5.8. No Litigation                                          39
   Section 5.9. Compliance with Laws                                   40
   Section 5.10. Product Registrations; Regulatory Compliance          40
   Section 5.11. Environmental Matters                                 41
   Section 5.12. Material Contracts                                    42
   Section 5.13. Intellectual Property                                 44
   Section 5.14. Real Property                                         45

   Section 5.15. Assets                                                45
   Section 5.16. Taxes                                                 46
   Section 5.17. Employee Benefits                                     47
   Section 5.18. Brokers                                               48
   Section 5.19. Y2K Compliance                                        48

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER                 48
   Section 6.1. Organization and Qualification                         48
   Section 6.2. Corporate Authorization                                48
   Section 6.3. Binding Effect                                         49
   Section 6.4. Non-Contravention                                      49
   Section 6.5. Purchaser Consents and Approvals                       49
   Section 6.6. Financial Capability                                   49
   Section 6.7. Securities Act                                         49
   Section 6.8. Conditions of Conveyed Assets                          50
   Section 6.9. Brokers                                                51

ARTICLE VII COVENANTS                                                  51
   Section 7.1. Information and Documents                              51
   Section 7.2. Conduct of Business                                    52
   Section 7.3. Reasonable Best Efforts; Certain Governmental
      Matters                                                          53
   Section 7.4. Tax Matters                                            57
   Section 7.5. Employees and Employee Benefits                        68
   Section 7.6. Certain Dividends, Etc.                                75
   Section 7.7. Resignations                                           76
   Section 7.8. Bulk Transfer Laws                                     76
   Section 7.9. Noncompetition                                         76
   Section 7.10. Transitional Services                                 79
   Section 7.11. Transitional Intellectual Property License
      Agreement                                                        79
   Section 7.12. Compliance with WARN, Etc.                            79
   Section 7.13. Foreign Implementing Agreements                       79
   Section 7.14. Litigation Support                                    79
   Section 7.15. Insurance                                             80

ARTICLE VIII INDEMNIFICATION
   Section 8.1. Indemnification by Pfizer                              80
   Section 8.2. Indemnification; by Purchaser                          80
   Section 8.3. Notice of Claims                                       82
   Section 8.4. Third Party Claims                                     83
   Section 8.5. Expiration                                             84
   Section 8.6. Certain Limitations                                    85
   Section 8.7. Losses Net of Insurance, Etc.                          85
   Section 8.8. Other Limitations                                      86

   Section 8.9. Sole Remedy/Waiver                                     86
   Section 8.10. Indemnification Procedures for Remedial Actions on
      Conveyed Properties                                              87
   Section 8.11. Limitation on Indemnification for Remedial Actions
      and Compliance Actions                                           89
   Section 8.12. No Consequential Damages                              91

ARTICLE IX TERMINATION                                                 91
   Section 9.1. Termination                                            91
   Section 9.2. Effect of Termination                                  92

ARTICLE X MISCELLANEOUS                                                93
   Section 10.1. Notices                                               93
   Section 10.2. Amendment; Waiver                                     94
   Section 10.3. Assignment                                            95
   Section 10.4. Entire Agreement                                      95
   Section 10.5. Fulfillment of Obligations                            95
   Section 10.6. Parties in Interest                                   95
   Section 10.7. Public Disclosure                                     96
   Section 10.8. Return of Information                                 96
   Section 10.9. Expenses                                              96
   Section 10.10. Schedules                                            97
   Section 10.11. Governing Law                                        97
   Section 10.12. Counterparts                                         98
   Section 10.13. Headings                                             98
   Section 10.14. Severability                                         98
   Section 10.15. Specific Enforcement                                 98

                              List of Schedules

1.1          Asset Selling Corporations
1.1(a)       Facilities
1.1(b)       Financial Statements/Working Capital Adjustment
2.2(a)       Leased Real Property
2.2(e)(i)    Pfizer Intellectual Property
2.2(e)(ii)   Restrictions on Pfizer Intellectual Property
2.9          Allocation of the Aggregate Purchase Price
5.3(b)       Capital Structure
5.3(c)       Subsidiaries of Conveyed Subsidiaries
5.4          Non-Contravention
5.5          Consents and Approvals
5.6(a)       Financial Statements; Exceptions
5.6(b)       Financial Statements:  Deferred Taxes
5.7          Absence of Material Changes
5.8          No Litigation
5.9          Compliance with Laws
5.10         Product Registrations; Regulatory Compliance
5.11         Environmental Matters
5.12         Material Contracts
5.13(a)      Intellectual Property

5.13(b)      Intellectual Property Litigation
5.14(a)      Real Property
5.15         Assets:  Exceptions to Title
5.16         Taxes
6.5          Purchaser Consents and Approvals
7.5(a)       Employee Benefits (US)
7.5(a)(i)    Employee Severance Program
7.5(a)(ii)   Employees (US)
7.5(a)(iii)  Purchaser Benefit Plans
7.5(b)(ii)   Purchaser Qualified Plans
7.5(e)       Employees (non-US)

                              List of Exhibits

A. List of instruments and documents provided by Seller Corporations to Purchaser

B.     List of instruments and documents provided by Purchaser to Seller
       Corporations

C.     Form of Transitional Services Agreement

D.     Form of Transitional Intellectual Property License Agreement

E.     Pfizer Employee Separation Plan

F.     Release Agreement (Individual Termination)

G.     Release Agreement (Group Termination)

                        STOCK AND ASSET PURCHASE AGREEMENT

This Stock And Asset Purchase Agreement is made and entered into as of the 15th day of June 1998 among Pfizer Inc., a Delaware corporation ("Pfizer"), Pfizer Holdings Ireland, a company organized under the laws of Ireland ("Pfizer Ireland"), the Asset Selling Corporations (as defined below) (Pfizer, Pfizer Ireland and the Asset Selling Corporations are sometimes referred to, collectively, as the "Seller Corporations") and Boston Scientific Corporation, a Delaware corporation ("Purchaser").

                             W I T N E S S E T H:

WHEREAS, Pfizer through certain of its Subsidiaries is engaged in the Business (as defined below);

WHEREAS, Pfizer is the record and beneficial owner of (a) all of the issued and outstanding shares of common stock of Schneider (USA) Inc, a Minnesota corporation ("Schneider USA"), Corvita Corporation, a Florida corporation ("Corvita USA"), and Schneider Holland B.V., a corporation organized under the laws of the Netherlands ("Schneider Netherlands"), and (b) 99% of the issued and outstanding shares of common stock (and beneficially owns all of the remaining issued and outstanding shares of common stock) of Schneider Belgium N.V., a corporation organized under the laws of Belgium ("Schneider Belgium");

WHEREAS, Pfizer Ireland is the record holder of 199,000 Swiss Franc quota shares, and beneficially owns all remaining shares, of the issued and outstanding shares of capital stock of Schneider (Europe) GmbH, a corporation organized under the laws of Switzerland ("Schneider Europe" and together with Schneider USA, Corvita USA, Schneider Netherlands and Schneider Belgium, the "Conveyed Subsidiaries" or individually, a "Conveyed Subsidiary");

WHEREAS, the Asset Selling Corporations own the Conveyed Assets (as defined below); and

WHEREAS, the parties hereto desire that Pfizer and Pfizer Ireland shall sell and transfer to Purchaser and Purchaser shall purchase from Pfizer and Pfizer Ireland all of the issued and outstanding shares of capital stock of the Conveyed Subsidiaries (the "Shares"), and that Pfizer shall cause the Asset Selling Corporations to sell and transfer to Purchaser and Purchaser shall purchase from the Asset Selling Corporations all of the Conveyed Assets and assume all of the Assumed Liabilities (as defined below), upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein, subject to and on the terms and conditions herein set forth, and intending to be bound hereby, the parties agree as follows:




                                   ARTICLE I

                            DEFINITIONS AND TERMS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

"Affected Employee" shall mean (i) an Employee who shall accept an offer of employment or offer of continuation of employment by Purchaser on or prior to the Closing Date and work for Purchaser or any of its Affiliates at least one day or whose employment as a matter of law automatically continues with Purchaser, or (ii) an Employee whose initial offer of employment by the Purchaser requires a relocation which is rejected, resulting in termination of employment, whether or not such employee worked for Purchaser or any of its Affiliates at least one day. For purposes of this definition, the term "Employee" includes an Employee whose

3
employee compensation is subject to individual approval by the Pfizer Employee Compensation and Management Development Committee.

"Affiliate" shall mean, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

"Aggregate Payment" shall have the meaning set forth in Section
2.7 hereof.

 "Agreement" shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

"Allocation" shall have the meaning set forth in Section 2.9 hereof.

"Applicable Remedial Action Standard" shall have the meaning set forth in this Section 8.11 hereof.

 "Asset Selling Corporations" shall mean those entities listed on
Schedule 1.1 hereof.

"Assumed Contracts" shall have the meaning set forth in Section
2.2(c) hereof.

"Assumed Liabilities" shall have the meaning set forth in Section
2.5 hereof.

"Business" shall mean the worldwide business of developing, manufacturing, distributing and selling of medical devices for the diagnosis and interventional treatment of human vascular, respiratory and digestive systems as conducted on the date hereof by Pfizer and Pfizer Ireland through the Conveyed Subsidiaries (and the Subsidiaries of the Conveyed Subsidiaries) and by the Asset Selling Corporations.

"Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

"Cash Equivalents" shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any United States Governmental Authority.

"Closing" shall mean the closing of the transactions contemplated by this Agreement.

"Closing Date" shall have the meaning set forth in Section 3.1(a) hereof.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Collateral Source" shall have the meaning set forth in Section
8.7 hereof.

"Competition Laws" shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

"Competitive Activity" shall have the meaning set forth in Section
7.9(a) hereof.

"Compliance Action" shall have the meaning set forth in this
Section 1.1 under the definition of Excluded Environmental Liabilities.

"Confidentiality Agreement" shall mean the Confidentiality
Agreement between Pfizer and Purchaser relating to the Business.

"Consent Agreements" shall have the meaning set forth in Section
2.3(a) hereof.

"Consolidated Tax Returns" shall mean any Tax Returns with respect to Consolidated Taxes.

"Consolidated Taxes" shall mean all federal, state, provincial or local Income Taxes, domestic or foreign, that are paid on a consolidated, unitary, combined or similar basis with respect to Tax Returns which include Conveyed Subsidiaries, or any of their Subsidiaries, on the one hand, and Pfizer or any of its Subsidiaries or Affiliates (other than the Conveyed Subsidiaries or any of their Subsidiaries) on the other.

"Conveyed Assets" shall have the meaning set forth in Section 2.2 hereof, it being understood that the Conveyed Assets do not include the Excluded Assets or the Shares.

"Conveyed Subsidiaries" shall have the meaning set forth in the Recitals above.

"Corvita USA" shall have the meaning set forth in the Recitals above.

"Deemed Conveyed Assets" shall mean the assets of a U.S.
Consolidated Tax Return corporation of Pfizer for which a joint election pursuant to Section 338(h)(10) of the Code will be made.

"Disputed Item" shall have the meaning set forth in Section
2.8(b).

"Employee" shall mean an Employee (US) or an Employee (non-US).

"Employee (non-US)" shall mean any individual who as of the Closing Date, (i) shall be (or in the case of clause (ii)(D) below, is scheduled to become) an employee outside the United States of America of a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), an Asset Selling Corporation or another Affiliate of Pfizer who primarily performs (or will, on commencing work, primarily perform) services on behalf of the Business and (ii) either (A) shall have been employed and at work on the Closing Date, or (B) shall have been absent on the Closing Date because of illness or on short-term disability (including maternity disability), workers' compensation, vacation, parental leave of absence, or other absence or leave of absence consistent with the Seller Corporations' policies, practices and procedures in effect at the time such absence or leave commenced, or (C) shall have been receiving short-term disability benefits for no more than one hundred eighty (180) consecutive days as of the Closing Date, or (D) shall have received an offer of employment with the Business with a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), an Asset Selling Corporation or another Affiliate of Pfizer, in the ordinary course of business on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date.

"Employee (US)" shall mean any individual who as of the Closing
Date, (i) shall be (or in the case of clause (ii)(D) below, is scheduled to become) an employee in the United States of America of a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), an Asset Selling Corporation or another Affiliate of Pfizer who primarily performs (or will, on commencing work, primarily perform) services on behalf of the Business and (ii) either
(A) shall have been employed and at work on the Closing Date, or (B) shall have been absent on the Closing Date because of illness or on short-term disability (including maternity disability), workers' compensation, vacation, parental leave of absence, or other absence or leave of absence consistent with the Seller Corporations' policies, practices and procedures in effect at the time such absence or leave commenced, or (C) shall have been receiving short-term disability benefits for no more than one hundred eighty (180) consecutive days as of the Closing Date, or (D) shall have received an offer of employment with the Business with a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), an Asset Selling Corporation or another Affiliate of Pfizer, in the ordinary course of business on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date. Employee (US) shall also include such employees, as designated by Pfizer on or prior to the Closing Date who, although employed by another Subsidiary of Pfizer in the United States, perform services for the Business under a shared services arrangement.

"Environmental Law" shall mean any applicable federal, state, local or foreign law, common law, statute, ordinance, rule, regulation, code, order, judgment, decree or injunction as in effect at the Closing Date relating directly or indirectly to the protection of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land), including the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, release or disposal of Hazardous Substances.

"Environmental Liability" means the Losses resulting from (A) failure to comply with any requirement of an Environmental Law; (B) failure to obtain or comply with any required Environmental Permit; (C) a Remedial Action; or (D) harm or injury to any real property (other than a Remedial Action), to any person, to public health, or natural resource as a result of exposure to Hazardous Substances.

"Environmental Permits" shall mean a permit held by a Conveyed
Subsidiary, a Subsidiary of a Conveyed Subsidiary or an Asset Selling Corporation pursuant to an Environmental Law.

"Equipment" shall have the meaning set forth in Section 2.2(b) hereof.

"Equipment Leases" shall have the meaning set forth in Section
2.2(b) hereof.

"ERISA" shall mean the Employee Retirement Income Security Act of
1974, as amended.

"Excluded Assets" shall have the meaning set forth in Section 2.4 hereof.

"Excluded Environmental Liabilities" shall mean:

(i) Environmental Liabilities associated with or arising from all facilities other than (A) those owned or leased by the Conveyed Subsidiaries or any of their Subsidiaries as of the Closing Date, or (B) those constituting part of the Conveyed Assets as of the Closing Date;

(ii) Environmental Liabilities arising from Remedial Action at any Facility to the extent the underlying environmental condition resulting in such Environmental Liabilities existed or had occurred as of the Closing Date;

(iii) Environmental Liabilities constituting fines and penalties imposed by Governmental Authorities resulting from the pre-Closing failure to comply with any requirement of Environmental Law or failure to obtain or comply with any required Environmental Permit with respect to a time period through the Closing Date.

(iv) Environmental Liabilities resulting from the off-site transportation, storage, disposal, treatment or recycling of Hazardous Substances generated by or taken off-site by or on behalf of the Business through the Closing Date.

(v) Environmental Liabilities resulting from the failure of the Business prior to the Closing Date to comply with the provisions of the California Safe Drinking Water and Toxic Enforcement Act of 1986 with respect to the sale of products by the Business through the Closing Date.

(vi)     Other than fines and penalties as described in clause
(iii) of this definition, Environmental Liabilities constituting capital and related costs (but not including routine operation and maintenance costs) resulting from the pre-Closing failure to comply with any requirement of Environmental Law or failure to obtain or comply with any Environmental Permit with respect to a time period through the Closing Date.

"Facilities" shall mean the manufacturing and research and development facilities listed on Schedule 1.1(a).

"Final Working Capital" shall have the meaning set forth in
Section 2.8(c) hereof.

"Financial Statements" shall mean the financial data set forth on
Schedule 5.6 hereof including the audited financial statements for the year ended December 31, 1997.

"Foreign Implementing Agreements" shall mean the various agreements to be executed by the Asset Selling Corporations and the Purchaser or any Affiliates of the Purchaser after the date of this Agreement for the purpose of implementing the transfer and conveyance on the Closing Date, or as soon thereafter as can be effected, of Conveyed Assets and Assumed Liabilities to the Purchaser or any Affiliate of the Purchaser by the Asset Selling Corporations.

"Foreign Plans" shall mean each material pension, profit sharing, savings, retirement , health, life, disability, deferred compensation, incentive, severance and fringe benefit plan, program, or arrangement maintained or contributed to by any Seller Corporation for the benefit of any Employees (non-US) other than plans, program, or arrangements required to be maintained or contributed to by the Laws of the relevant jurisdiction and Plans maintained for the benefit of Employees (US).

"GAAP" shall mean generally accepted accounting principles and practices in effect in the United States of America and from time to time as consistently applied by Pfizer.

"Governmental Antitrust Entity" shall have the meaning set forth in Section 7.3(c) hereof.

"Governmental Authority" shall mean any supranational, national, federal, state or local judicial, legislative, executive or regulatory authority.

"Governmental Authorizations" shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Business as conducted as of the date of this Agreement under the applicable laws, ordinances or regulations of any Governmental Authority.

"Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Hazardous Substances" shall mean any petroleum or petroleum based products and hazardous substances within the meaning of Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended.

"Income Tax" or "Income Taxes" shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages) .

"Indemnified Party" shall have the meaning set forth in Section
8.3(a) hereof.

"Indemnifying Party" shall have the meaning set forth in Section
8.3(a) hereof.

"Independent Accountant" shall have the meaning set forth in
Section 2.8(c) hereof.

"Intellectual Property" shall mean Patent Rights, inventions, discoveries, trade secrets, know-how and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction, Trademark Rights in any jurisdiction, copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

"Intellectual Property Licenses" shall have the meaning set forth in Section 2.2(e) hereof.

"Inventories" shall mean all inventory, including raw materials, packaging supplies, work-in-process or finished goods owned by each of the Conveyed Subsidiaries (or a Subsidiary of a Conveyed Subsidiary) or Asset Selling Corporations and relating to the Business.

"IRS" shall mean the Internal Revenue Service of the United
States.

"Knowledge of Pfizer" shall mean the actual knowledge of a senior executive of the Business or Pfizer or, with respect to the environmental and health and safety provisions of this Agreement, the environmental or health and safety manager of Pfizer or Pfizer's Medical Technology Group or, with respect to the intellectual property, litigation and Tax provisions of this Agreement, the in-house counsel or officer of Pfizer or Pfizer's Medical Technology Group having regular involvement with such matters and, with respect to the employee benefit provisions, the employee resources manager of Pfizer or Pfizer's Medical Technology Group.

"Laws" shall include any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, injunction, judgment or decree.

"Leased Real Property" shall have the meaning set forth in Section
2.2(a) hereof.

"Liabilities" shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

"Liens" shall mean any lien, security interest, mortgage, charge or similar encumbrance.

"Loss" or "Losses" shall have the meaning set forth in Section
8.1(a) hereof.

"Material Adverse Effect" shall mean an effect that is materially adverse to the business, results of, operations or financial condition of the Business taken as a whole, but shall exclude any effect resulting from general economic conditions or any occurrence or condition affecting the industry for medical devices for the diagnosis and interventional treatment of the human vascular, respiratory and digestive systems generally. Notwithstanding anything to the contrary herein, in no event shall the continued employment of any Employee or group of Employees (or the resulting impact on the Business of any failure of such continued employment) be considered a Material Adverse Effect or otherwise be asserted by Purchaser as a condition precedent to Closing or as a claim under this Agreement, regardless of the basis therefor or theory thereof.

"Material Contracts" shall have the meaning set forth in Section
5.12(a) hereof.

"Patent Rights" means all patents and patent applications together with any extensions, reexaminations and reissues of such patents, patents of addition, divisions, continuations, continuations-in-part, and all rights therein provided by international conventions or treaties and any subsequent filings in any country claiming priority therefrom.

"PBGC" shall mean the Pension Benefit Guaranty Corporation.

"Permitted Encumbrances" shall mean (i) all liens, security interests, mortgages, charges or encumbrances approved in writing by the Purchaser, (ii) statutory liens, security interests, mortgages, charges or encumbrances arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent, (iii) such liens, security interests, mortgages, charges or encumbrances and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto, or (iv) liens for

Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings, or (v) mechanics', materialmens', carriers', workmens', warehousemens', repairmens', landlords' or other like liens and security obligations that are not delinquent.

"Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization.

"Pfizer" shall have the meaning set forth in the heading of this Agreement.

"Pfizer Ireland" shall have the meaning set forth in the heading of this Agreement.

"Pfizer Qualified Plans" shall have the meaning set forth in
Section 7.5(b)(i) hereof.

"Plan" shall mean any material employee benefit plan as defined in
Section 3(3) of ERISA and any other plan, program, agreement or arrangement, whether qualified under applicable Law or not, maintained (or contributed to or required to be contributed to) by any Seller Corporation, for the benefit of any Employee (US).

"Pre-Closing Tax Period" shall have the meaning set forth in
Section 7.4(g)(iii) hereof.

"Product Claim" shall mean a written claim from a third party addressed to or received by the Conveyed Subsidiaries, their Subsidiaries, or the Selling Corporations on or prior to the Closing Date for money or other compensation (beyond the cost of a particular product) in respect of injury allegedly due and owing as a result of the use or application of a product of the Business irrespective of the legal theory of liability and in respect of which no lawsuit has been commenced on or prior to the Closing Date.

"Product Registrations" shall have the meaning set forth in
Section 5.10 hereof.

"Purchaser" shall have the meaning set forth in the recitals and its wholly owned Subsidiaries.

"Purchaser Qualified Plan" shall have the meaning set forth in
Section 7.5(b)(ii) hereof.

"Real Property" shall have the meaning set forth in Section
5.14(a) hereof.

"Real Property Leases" shall have the meaning set forth in Section
2.2(a) hereof.

"Release" means any spill, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into surface water, soil or groundwater of any property.

"Remedial Action" shall mean action to clean up soil, surface water, groundwater or sediments in response to a Release of Hazardous Substances, including, but not limited to, associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release; action taken to remediate any such Release; post-remediation monitoring of any such Release; and preparation of all reports, studies, analyses or other documents relating to the above. "Remedial Action" shall also refer to any judicial, administrative or other proceeding relating to any of the above, including, but not limited to, the negotiation and execution of judicial or administrative consent decrees; responding to governmental information requests; or defending claims brought by any Governmental Authority or any other Person, whether such claims are equitable or legal in nature, relating to the cleanup of soil, surface water, groundwater, and sediments in response to a Release of Hazardous Substances and associated actions. "Remedial Action" shall not include any environmental related compliance matter described in Section (vi) of the definition of "Excluded Environmental Liabilities."

"Resolution Period" shall have the meaning set forth in Section
2.8(c) hereof.

"Retained Liabilities" shall have the meaning set forth in Section
2.6 hereof.

"Retirement Plan" shall have the meaning set forth in Section
7.5(b)(i) hereof.

"Savings Plan" shall have the meaning set forth in Section
7.5(b)(i) hereof.

"Schneider Belgium" shall have the meaning set forth in the Recitals hereto.

"Schneider Europe" shall have the meaning set forth in the Recitals hereto.

"SCHNEIDER/NAMIC" shall mean SCHNEIDER/NAMIC, a Delaware corporation.

"Schneider Netherlands" shall have the meaning set forth in the Recitals hereto.

"Schneider USA" shall have the meaning set forth in the Recitals hereto.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Seller Corporations" shall have the meaning set forth in the heading of this Agreement.

"Shares" shall have the meaning set forth in the Recitals hereto.

"Share Purchase Price" shall have the meaning set forth in Section
2.7(a) hereof.

"Specified Sections" shall have the meaning set forth in Section
8.7 hereof.

"Straddle Period" shall have the meaning set forth in Section
7.4(a) hereof.

"Subject Agreements" shall have the meaning set forth in Section
5.12(b) hereof.

"Subsidiary" shall mean an entity as to which Pfizer or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests. Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time be deemed not to be a Subsidiary of Pfizer or Purchaser, as the case may be. Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall from and after such time be deemed to be a Subsidiary of Pfizer or Purchaser, as the case may be.

"Tax or "Taxes" shall mean all taxes, charges, duties, fees, levies or other assessments, including but not limited to, income, excise, property, sales, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto.

"Tax Claim" shall have the meaning set forth in Section 7.4(i) hereof.

"Tax Return" or "Tax Returns" shall mean any return, report, declaration, information return, statement or other document filed or required to be filed with any Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

"Third Party Claim" shall have the meaning set forth in Section
8.4(a) hereof.

"Trademark Rights" shall mean all registered and unregistered trademarks, service marks, brand names, certification marks, trade dress, goodwill associated with the foregoing, all rights therein provided by international treaties or conventions and registrations in any jurisdiction of, and applications in any jurisdiction to register whether an actual or intended use, the foregoing, including any extension, modification or renewal of any such registration or application.

"Transitional Intellectual Property License Agreement" shall have the meaning set forth in Section 7.11 hereof.

"Transitional Services Agreement" shall have the meaning set forth in Section 7.10 hereof.

"WARN" shall mean the Worker Adjustment and Retraining
Notification Act.

"Working Capital of the Business" shall mean the current assets less the current liabilities of the Business, determined in accordance with GAAP on a basis consistent with the preparation of the unaudited financial statements attached hereto as Schedule 1.1(b), provided that there shall be excluded from such determination the Excluded Assets and the Retained Liabilities and there shall be included in such determination Cash Equivalents (notwithstanding that Cash Equivalents were excluded in the preparation of the unaudited financial statements attached hereto as Schedule 1.1(b)) and accruals of deferred Taxes or reserves for deferred Taxes as reflected on the unaudited financial statements attached hereto as Schedule 1.1(b).

"Working Capital Statement" shall have the meaning set forth in
Section 2.8(a) hereof.

Section 1.2.     Other Definitional Provisions.

(a) The words "hereof", "herein", "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) The terms "dollars" and "$" shall mean United States dollars

                                  ARTICLE II

                             PURCHASE AND SALE

Section 2.1.     Purchase and Sale of Shares of the Conveyed
Subsidiaries. Upon the terms and subject to the conditions set forth herein, at the Closing, Pfizer and Pfizer Ireland agree to sell to Purchaser, and Purchaser agrees to purchase from Pfizer and Pfizer Ireland, free and clear of all Liens, the Shares.

Section 2.2. Purchase and Sale of Assets of the Asset Selling Corporations. Upon the terms and subject to the conditions set forth herein, at the Closing, Pfizer shall cause each Asset Selling Corporation to sell, convey, assign and transfer to the Purchaser and the Purchaser shall purchase, acquire and accept from each Asset Selling Corporation, free and clear of all Liens, other than Permitted Encumbrances, all of the respective Asset Selling Corporation's right, title and interest in the assets, properties and rights owned or held by each such Asset Selling Corporation on the date hereof relating solely to the Business or acquired by any of the Asset Selling Corporations solely for the Business in the ordinary course of the Business prior to the Closing (subject to any decreases or dispositions thereof as may occur in the ordinary course of the Business prior to Closing) (collectively, the "Conveyed Assets"). Without limiting the foregoing, the Conveyed Assets shall include all assets, properties and rights reflected on the Financial Statements (except to the extent disposed of in the ordinary course of business since the date thereof but only to the extent permitted by Section
7.2 hereof) and, except as expressly provided otherwise herein, shall include, without limitation, those certain assets, properties and rights described in the following clauses (a) through (j):

(a) the leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of the Asset Selling Corporations in real property (the "Leased Real Property" and the leases relating to such Leased Real Property, the "Real Property Leases") set forth on Schedule 2.2(a) and the Real Property set forth on Schedule 5.14(a);

(b) the furniture, equipment, machinery, supplies, vehicles, spare parts, tools, personal property and other tangible property owned, leased or licensed by the Asset Selling Corporations and solely used by the Business (the "Equipment" and leases relating to such Equipment so leased by the Asset Selling Corporations, the "Equipment Leases");

(c) the contracts, licenses, agreements and commitments relating solely to the Business (excluding contracts, licenses, agreements and commitments relating to the Excluded Assets) ("Assumed Contracts");

(d)     the Inventories of the Asset Selling Corporations;

(e) all Intellectual Property owned, utilized or licensed by or to the Asset Selling Corporations (the licenses relating to Intellectual Property so licensed by or to the Asset Selling Corporations sometimes referred to as the "Intellectual Property Licenses") relating solely to the Business; to the extent any of said Intellectual Property, other than the Pfizer name and logo, is owned, utilized or licensed by Pfizer or any Affiliate and is used by one or more other businesses of Pfizer and its Affiliates or is not transferable by Pfizer or any Affiliate (all such Intellectual Property being listed on Schedule 2.2(e)(i) hereto), then such Intellectual Property will be retained by Pfizer or one of its Affiliates and at the Closing, Pfizer and/or its applicable Affiliate will, subject to
Section 2.3 and except to the extent Pfizer's rights to such Intellectual Property do not allow it to grant such license as described in Schedule 2.2(e)(ii) hereto, grant to Purchaser and its Affiliates a non-exclusive perpetual, royalty-free license to use such Intellectual Property in connection with the Business;

(f) Product Registrations (and applications therefor) owned, utilized or licensed by the Asset Selling Corporations relating solely to the Business;

(g)     transferable Governmental Authorizations and Environmental
Permits owned, utilized or licensed (subject to the terms of such licenses) by the Asset Selling Corporations relating solely to the Business;

(h) (i) the databases and software programs, source codes and user manuals owned, used, leased by or licensed by or to the Asset Selling Corporations and used solely in the operation of the computer systems of the Business and (ii) the computer hardware used solely in the Business;

(i) all customer and vendor lists relating solely to the Business, and all files and documents (including credit information) to the extent relating solely to customers and vendors of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating solely to the Business;

(j)     the accounts receivable of the Business; and

(k) except those that constitute Excluded Assets, all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including rights under and pursuant to all warranties, representations and guaranties made by suppliers of products, materials or equipment, or components thereof), relating solely to the Business.

Section 2.3. Consents. (a) There shall be excluded from the transactions contemplated by this Agreement any Real Property Lease, Equipment Lease, Intellectual Property License, Assumed Contract, agreement, lease, license or right which is not assignable or transferable (the "Consent Agreements") without the consent of any Person other than the Seller Corporations, or the Conveyed Subsidiaries (or the Subsidiaries of the Conveyed Subsidiaries) or any Subsidiary of Pfizer or Purchaser or any Subsidiary of Purchaser, to the extent that such consent shall not have been given prior to the Closing and, prior to the Closing, Pfizer shall provide to the Purchaser a list of all material Consent Agreements for which such consent shall not have been obtained prior to the Closing, provided, however, that each of the Seller Corporations and Purchaser shall have the continuing obligation after the Closing to use its commercially reasonable efforts to endeavor to obtain all necessary consents to the assignment thereof (provided that neither the Seller Corporations nor any of their respective Subsidiaries shall be required to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party) and, upon obtaining the requisite third party consents thereto, such Real Property Leases, Equipment Leases, Intellectual Property Licenses, Assumed Contracts, agreements, leases, licenses or rights, if otherwise includable in the Conveyed Assets or the transactions contemplated hereby, shall be transferred and assigned to Purchaser hereunder.

(b) With respect to any Consent Agreement, after the Closing, the parties shall cooperate with each other, upon written request, (i) in endeavoring to obtain the requisite third-party consents(s) to the assignment thereof to Purchaser, without either party being obligated, however, to make any payment to any such third party which is not otherwise due in order to obtain such consent, unless Purchaser shall make such payment or agree to reimburse the Seller Corporations for such payment, and (ii) if any such requisite consent cannot be obtained, in endeavoring to obtain for Purchaser, at no cost to the Seller Corporations, an arrangement which Purchaser reasonably shall desire designed to provide for Purchaser the benefits thereof in some other manner.

(c) Purchaser acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to the Consent Agreements and that such consents have not been and may not be obtained. Purchaser agrees that the Seller Corporations shall not have any liability whatsoever arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default under or acceleration or termination of any Consent Agreement, as a result thereof. Purchaser further agrees that no representation, warranty or covenant of the Seller Corporations contained herein shall be breached or deemed breached, and no condition to Purchaser's obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied as a result of (i) the failure to obtain any such consent or as a result of any such default, acceleration or termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination.

(d) Each of the Seller Corporations may take (or cause one or more of its Affiliates to take) such action as is necessary or advisable to transfer effective as of the Closing Date the Excluded Assets from the Conveyed Subsidiaries (and the Subsidiaries of any Conveyed Subsidiary) and each of the Asset Selling Corporations to itself or one or more of its Affiliates for such consideration or for no consideration, as may be determined by the Seller Corporations in their sole discretion. After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by the Seller Corporations to effect the provisions of this Section 2.3. Any action taken pursuant to this Section 2.3(d) after the Closing Date shall be deemed for the purposes of Section 2.8 to have occurred on the Closing Date and shall be reflected in the calculation of the Working Capital of the Business pursuant to such Section 2.8.

Section 2.4. Excluded Assets of the Business. Notwithstanding any provision in this Agreement, the Seller Corporations shall retain, with respect to the Business, any Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) or any Asset Selling Corporation, the following (the "Excluded Assets"):

(a)     Cash Equivalents (except to the extent that Cash
Equivalents are not transferred pursuant to Section 2.3(d) and are reflected in the calculation of the Working Capital of the Business pursuant to Section 2.8);

(b) all intercompany receivables, other than amounts due and owing among the Conveyed Subsidiaries, their Subsidiaries and the Asset Selling Corporations in respect of the Business;

(c) to the extent provided by Sections 7.4(d) and 7.4(e) hereof, all losses, loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period ending on or prior to the Closing Date, including, without limitation, interest thereon, whether or not the foregoing are derived from the Business;

(d)     the corporate books and records of the Asset Selling
Corporations;

(e) all current and prior insurance policies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries through and including the Closing Date;

(f) except as expressly set forth herein, all assets of any employee benefit plan;

(g)     the "Pfizer" name and logo;

(h) subject to Section 2.3, all Consent Agreements for which a consent to assign or transfer such agreement to the Purchaser shall not have been obtained prior to the Closing; and

(i)     all assets not related exclusively to the Business.

Section 2.5.     Assumption of Certain Obligations of the
Business. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume all Liabilities of the Seller Corporations to the extent relating solely to the Conveyed Assets or the Business and to cause the Conveyed Subsidiaries and their Subsidiaries to satisfy and discharge their respective Liabilities, whether arising on, prior to or after the Closing Date, and whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Retained Liabilities (all of the foregoing liabilities and obligations being herein collectively called the "Assumed Liabilities"). Assumed Liabilities shall include, without limitation, the following:

(a) all lawsuits and claims commencing after the Closing Date to the extent resulting from the conduct of the Business or the ownership of the Shares or the Conveyed Assets, prior to, on or after the Closing Date;

(b) all Liabilities for Taxes to the extent accrued or reserved against in the Working Capital Statement;

(c) all Liabilities arising from the manufacture, distribution or sale of any products of the Business prior to, on, or after the Closing Date, including, without limitation, warranty obligations; and

(d) any Liabilities of the Seller Corporations, or the Conveyed Subsidiaries or their Subsidiaries (or, in the case of each of the foregoing, their respective Affiliates) to Purchaser

(or any Affiliate of Purchaser) arising out of any lawsuit with Purchaser or its Affiliates to the extent resulting from the conduct of the Business by any Seller Corporation or Conveyed Subsidiary or their Affiliates prior to the Closing Date, including, without limitation, the pending lawsuit with Purchaser listed on Schedule 5.8 hereto.

Section 2.6.     Retained Liabilities of Business.
Notwithstanding any provision in this Agreement, the Seller Corporations shall retain and be responsible for the following (the "Retained Liabilities"):

(a)     the Excluded Environmental Liabilities;

(b) except as set forth in Section 2.5(d), Liabilities resulting from all lawsuits pending as of the Closing Date solely to the extent resulting from the conduct of the Business by any Seller Corporation or Conveyed Subsidiary or their Affiliates prior to the Closing Date, including, without limitation, the pending lawsuits and claims listed on Schedule 5.8 hereto;

(c)     Liabilities for which Pfizer, the Asset Selling
Corporations or Pfizer Ireland expressly has responsibility pursuant to the terms of this Agreement;

(d)     Liabilities associated with the Excluded Assets;

(e) intercompany Liabilities, other than amounts due and owing among the Conveyed Subsidiaries, their Subsidiaries and the Asset Selling Corporations in respect of the Business;

(f) Liabilities to Employees with respect to periods prior to the Closing, except as provided herein;

(g) Liabilities arising from Product Claims pending as of the Closing Date including, without limitation, the pending Product Claims listed on Schedule 5.8; and

(h)     any and all Liabilities for Taxes related to the Seller
Corporations, the Business or the Conveyed Assets for taxable periods or portions thereof prior to and including the Closing Date, except for (1) Taxes attributable to actions of Purchaser, occurring after the Closing, and (2) to the extent accrued or reserved against in the Working Capital Statement.

Section 2.7. Purchase Price. In consideration of the sale and transfer of the Shares and the sale and transfer of the Conveyed Assets, Purchaser shall pay to Pfizer, as agent for the Seller Corporations (or to Pfizer's Affiliates as Pfizer, may on behalf of the Seller Corporations, direct in the written transfer instructions hereinafter referred to), an aggregate amount of Two Billion One Hundred Million Dollars ($2,100,000,000) (the "Aggregate Payment"), in immediately available funds, by wire transfer in accordance with written instructions given by Pfizer to Purchaser not less than two (2) Business Days prior to the Closing, which consideration shall be subject to the purchase price adjustment provided for in Section 2.8 and shall be allocated in accordance with Section 2.9 hereof.

Section 2.8.     Purchase Price Adjustment.

(a) Within ninety (90) days after the Closing Date, Pfizer shall deliver to Purchaser a statement of the Working Capital of the Business as of the Closing Date (the "Working Capital Statement"). The Working Capital Statement shall be unaudited and shall state the Working Capital of the Business as of the Closing Date, taking into account any transfers made pursuant to Section 2.3(d) and the settlement of any Liabilities referred to in Section 2.6(e) after the Closing Date, which for the purposes of the Working Capital Statement shall be deemed to have been settled on the Closing Date at the amount settled. Purchaser shall provide Pfizer with access to the books, records, and personnel of the Business necessary for Pfizer to prepare the Working Capital Statement.

(b) Purchaser may dispute the amounts reflected on the line items of the Working Capital Statement (a "Disputed Item"), but only (i) on the basis that an entry contained on such Working Capital Statement is based on facts or occurrences arising solely between the date of the unaudited financial statements described on Schedule 1.1(b) hereto and the date of the Working Capital Statement, (ii) an entry contained on such Working Capital Statement was not made in a manner consistent with the unaudited financial statements attached hereto as Schedule 1.1(b), (iii) a Disputed Item does not reflect, or has not been made in a manner consistent with, the provisions of this Agreement, and (iv) to the extent the amount disputed with respect to any one Disputed Item exceeds $1,000,000 and all such Disputed Items exceed $5,000,000 in the aggregate; provided, however, the Purchaser shall notify Pfizer in writing of each Disputed Item, and specify the amount thereof in dispute and the basis therefor, within thirty (30) days after receipt of the Working Capital Statement. The failure by Purchaser to provide a notice of Disputed Items to Pfizer within such thirty (30) day period will constitute Purchaser's acceptance of all the items in the Working Capital Statement.

(c) If a notice of Disputed Items shall be timely delivered pursuant to subclause (b) above, Pfizer and the Purchaser shall, during the ten (10) Business Days following the date of such delivery (the "Resolution Period"), negotiate in good faith to resolve the Disputed Items. If, during such Resolution Period, the parties are unable to reach agreement, Pfizer and the Purchaser shall refer all unresolved Disputed Items to Arthur Andersen & Co., or any other "big six" independent accounting firm as Pfizer and Purchaser shall mutually agree upon (the "Independent Accountant"). The Independent Accountant shall make a determination with respect to each unresolved Disputed Item within fifteen (15) days after its engagement by Pfizer and Purchaser to resolve such Disputed Items, which determination shall be made in accordance with the rules set forth in this Section 2.8. The Independent Accountant shall deliver to Pfizer and Purchaser, within such fifteen (15) day period, a report setting forth its adjustments, if any, to the Working Capital Statement and the calculations supporting such adjustments. Such report shall be final, binding on the parties and conclusive. Pfizer and Purchaser shall each pay one-half of all the costs incurred in connection with the engagement of the Independent Accountant. As used herein, "Final Working Capital" shall mean
(i) if no notice of Disputed Items is delivered by Purchaser within the period provided in subclause (b) above, Working Capital of the Business as shown in the Working Capital Statement as prepared by Pfizer, or (ii) if such a notice of Disputed Items is delivered by Purchaser, either (x) Working Capital of the Business as agreed to in writing by Pfizer and Purchaser, or (y) Working Capital of the Business as shown in the Independent Accountant's calculation delivered pursuant to this subclause (c).

(d) If the Final Working Capital is less than $13,433,000, then Pfizer, on behalf of the Seller Corporations, shall, within ten (10) days after the determination of the Final Working Capital, pay to Purchaser, by wire transfer of immediately available funds in accordance with written instructions given to Pfizer by Purchaser, the amount of such shortfall, together with interest on such amount from the Closing Date to the date of such payment at a rate equal to the ninety (90) day commercial paper rate for high grade unsecured notes as published in the Wall Street Journal, Eastern Edition, on the Closing Date. If the Final Working Capital is greater than $13,433,000, then Purchaser shall, within ten (10) days after the determination of the Final Working Capital, pay to Pfizer, by wire transfer of immediately available funds in accordance with written instructions given by Pfizer to Purchaser, the amount of such excess, together with interest on such amount from the Closing Date to the date of such payment at a rate equal to the ninety (90) day commercial paper rate for high grade unsecured notes as published in the Wall Street Journal, Eastern Edition, on the Closing Date.

Section 2.9. Allocation of the Aggregate Payment. Pfizer, on behalf of itself, Pfizer Ireland and the Asset Selling Corporations, and Purchaser have agreed to the allocation of the Aggregate Payment among the Conveyed Subsidiaries and the Conveyed Assets of the Asset Selling Corporations as set forth in Schedule 2.9 (the "Allocation"). With respect to each Conveyed Subsidiary for which a joint election under Section 338(h)(10) will be made, Pfizer and the Purchaser shall agree to allocate the Allocation made to such Conveyed Subsidiary among the Deemed Conveyed Assets of such corporation. As promptly as practicable following the Closing Date, Purchaser will engage at its own expense a third party valuation firm for the purpose of valuing the assets of the Conveyed Subsidiary for which a Section 338(h)(10) election will be made. The total net value of the underlying assets of any such Conveyed Subsidiary shall equal the value of the stock of such Conveyed Subsidiary as set forth in the Allocation. Purchaser will prepare a proposed allocation among the assets of each such Conveyed Subsidiary on the basis of such valuation and will furnish a copy thereof and the valuation to Pfizer for its review as far in advance of the due date for the filing of the Section 338(h)(10) election as possible, but in no event later than 90 days prior to such due date. Pfizer shall have the right to consent to such allocation, which consent shall not be unreasonably withheld. Each of Pfizer, Pfizer Ireland and the Asset Selling Corporations on the one hand and Purchaser on the other shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation, and (iii) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any taxing authority or otherwise, in each case, unless required by final determination by an applicable taxing authority. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and both Pfizer and Purchaser agree to use their best efforts to defend such Allocation in any audit or similar proceeding. Pfizer, Pfizer Ireland, each of the Asset Selling Corporations and Purchaser acknowledge that the Allocation was done at arm's length based upon a good faith estimate of fair market values. If the allocation set forth in Schedule 2.9 results in an allocation to an Asset Selling Corporation of an amount which, when converted, if necessary, into local currency at the rate of exchange used by Pfizer in preparing its relevant financial statements, is less than the net book value of the Conveyed Assets of such Asset Selling Corporation in the relevant local currency as of the Closing Date determined in accordance with GAAP, then such allocation shall be adjusted so that it is equal to such local currency net book value, with a corresponding adjustment to the allocation to Schneider (Europe) or Schneider USA, as is appropriate.

                                  ARTICLE III

                                    CLOSING

Section 3.1. Closing (a) The Closing shall take place at the offices of Dechert Price & Rhoads, 30 Rockefeller Plaza, New York, New York, at 10:00 A.M., New York time, on the later of (i) July 31, 1998, or (ii) the fifth (5th) Business Day following the satisfaction or waiver of the conditions precedent specified in Article IV (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other times and places as the parties hereto may mutually agree; provided, however, that the Closing shall not occur later than the date specified in Section 9.1(b) of this Agreement. The date on which the Closing occurs is called the "Closing Date." The Closing shall be deemed to occur and be effective as of the close of business on the Closing Date.

(b) At the Closing, Pfizer and Pfizer Ireland shall deliver or cause to be delivered to Purchaser the instruments and documents set forth in Exhibit A hereto and the annexes to such Exhibit.

(c) At the Closing, Purchaser shall deliver to Pfizer, as agent for the Seller Corporations, the following: (i) the sum of the Aggregate Payment by wire transfer in immediately available funds to one or more accounts specified in writing by Pfizer at least two (2) days prior to the Closing Date, (ii) the instruments and documents set forth in Exhibit B hereto and the annexes to such Exhibit.

                                    ARTICLE IV

                             CONDITIONS TO CLOSING

Section 4.1.     Conditions to the Obligations of Purchaser and
Pfizer. The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) Subject to Section 7.3(e), there shall not (i) be in effect any statute, regulation, order, decree or judgment which makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement, or (ii) have been commenced, and shall be continuing, or threatened any action or proceeding by any Governmental Authority which seeks to prevent or enjoin in any respect the transactions contemplated by this Agreement;

(b) The waiting period required under the HSR Act, including any extensions thereof, shall have expired and any investigations relating to the sale hereunder that may have been opened by either the Department of Justice or the Federal Trade Commission by means of a request for additional information or otherwise shall have terminated, and no other waiting period (including any extensions thereof) under Competition Laws solely of Switzerland or investigation by a Governmental Authority solely of Switzerland relating to the transactions contemplated hereby shall be unexpired or pending which, in the reasonable opinion of counsel, is likely to result in an action or proceeding seeking to enjoin the entire transaction contemplated herein; and

(c) Subject to Section 7.3(e), any approvals or actions of any Governmental Authority having jurisdiction necessary lawfully to consummate the transactions contemplated hereby shall have been given or taken.

Section 4.2. Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) Each of the Seller Corporations shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and the representations and warranties of Pfizer contained herein shall have been true and correct when made and shall be true and correct as of the Closing, as if made as of the Closing (except for (i) changes contemplated or permitted by this Agreement or attributable to matters disclosed by Pfizer in the Schedules hereto, (ii) changes that would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) those representations and warranties that address matters as of a particular date, which shall be true and correct in all material respects as of such date except for changes that would not, individually or in the aggregate, have a Material Adverse Effect). Purchaser shall have received a certificate of Pfizer, dated as of the Closing Date and signed by an officer of Pfizer, certifying as to the fulfillment of the foregoing.

(b) Pfizer shall have made or caused to be made delivery to the Purchaser of the items required by Section 3.1(b).

Section 4.3. Conditions to the Obligations of Pfizer. The obligation of Pfizer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a) Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and the representations and warranties of Purchaser contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except for (i) changes contemplated or permitted by this Agreement or attributable to matters disclosed by Purchaser in the Schedules hereto, and (ii) those representations and warranties that address matters as of a particular date, which shall be true and correct in all material respects as of such date except for changes that would not, individually or in the aggregate, have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby). Pfizer shall have received a certificate of Purchaser, dated as of the Closing Date and signed by an officer of Purchaser, certifying as to the fulfillment of the foregoing.

(b) Purchaser and the Purchaser Affiliates shall have made or caused to be made delivery to Pfizer of the items required by Section 3.1(c).

                                  ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PFIZER

Pfizer hereby represents and warrants to Purchaser as follows:

Section 5.1. Organization. Pfizer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Pfizer Ireland is a corporation duly organized, validly existing under the laws of Ireland. Each Asset Selling Corporation is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.

Section 5.2.     Authority; Binding Effect.

(a) Each of the Seller Corporations has all requisite corporate power and authority to carry on their business as it is now being conducted and to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery by each of the Seller Corporations of this Agreement, and the performance by Pfizer and each of the Seller Corporations of their obligations hereunder, have been duly authorized by all requisite corporate action and no other corporate proceedings are required in connection with the execution, delivery and performance of this Agreement.

(b) This Agreement constitutes a valid and binding obligation of each of the Seller Corporations, enforceable against them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

Section 5.3.     Conveyed Subsidiaries; Capital Structure.

(a) Each of the Conveyed Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each of the Conveyed Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Schedule 5.3(b) sets forth the authorized capital stock of the Conveyed Subsidiaries and the number of shares of each class of capital stock in each such Conveyed Subsidiary which are validly issued and outstanding, fully paid and nonassessable. Except as set forth on Schedule 5.3(b), there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any of the Conveyed Subsidiaries is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Conveyed Subsidiaries and no equity securities of any of the Conveyed Subsidiaries are reserved for issuance for any purpose. Pfizer owns of record and beneficially all of the outstanding Shares of Schneider USA, Corvita USA and Schneider Netherlands and 99% of record and 100% beneficially the issued and outstanding shares in the capital of Schneider Belgium, in each case, free and clear of all Liens. Schneider Europe owns of record 1% of the shares issued and outstanding in the capital of Schneider Belgium, free and clear of all Liens. Pfizer Ireland owns of record 199,000 Swiss Franc quota shares, and beneficially all the remaining outstanding shares of capital stock of Schneider Europe, free and clear of all Liens. Upon consummation of the transactions contemplated by Section 3.1, the Purchaser will acquire the Shares free and clear of all Liens, other than Liens imposed as a result of actions of the Purchaser and its Affiliates.

(c) Schedule 5.3(c) sets forth the name and the jurisdiction of incorporation of all Subsidiaries of the Conveyed Subsidiaries. Each such Subsidiary is duly organized, validly existing and is, where applicable in its jurisdiction, in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each Subsidiary is duly qualified to do business and, where applicable, is in good standing in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. All of the shares of capital stock of each Subsidiary of a Conveyed Subsidiary are validly issued, fully paid and nonassessable, and a Conveyed Subsidiary or Subsidiary of a Conveyed Subsidiary owns such shares, free and clear of all Liens. There are no issued and outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any such Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other security of each such Subsidiary and no equity securities of each such Subsidiary are reserved for issuance for any purpose.

Section 5.4. Non-Contravention. The execution, delivery and performance of this Agreement by each of the Seller Corporations and the consummation of the transactions contemplated hereby does not and will not (i) violate any provision of the certificate of incorporation, bylaws or other comparable organizational documents of Pfizer, Pfizer Ireland, the Conveyed Subsidiaries (or any Subsidiary of a Conveyed Subsidiary) or any Asset Selling Corporation, (ii) subject to obtaining the consents referred to in Schedule 5.4, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Pfizer, Pfizer Ireland, the Conveyed Subsidiaries (or any Subsidiary of a Conveyed Subsidiary) or any Asset Selling Corporation under, or to a loss of any benefit of the Business to which Pfizer, Pfizer Ireland, the Conveyed Subsidiaries (or any Subsidiary of a Conveyed Subsidiary) or any Asset Selling Corporation is entitled under, any agreement, contract or other instrument to which any Seller Corporation or Conveyed Subsidiary (or Subsidiary of a Conveyed Subsidiary) is a party or to which its assets are subject, (iii) assuming compliance with the matters set forth in Sections 5.5 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any court or Governmental Authority to which any Seller Corporation or Conveyed Subsidiary (or Subsidiary of a Conveyed Subsidiary) is subject, except, with respect to clauses (ii) and (iii), for any violations, conflicts, defaults, terminations, cancellations or accelerations as will not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.5. Pfizer Consents and Approvals. Other than as set forth in Schedule 5.5, the execution and delivery of this Agreement by each of the Seller Corporations do not require any consent or approval of any Governmental Authority, except consents or approvals, the failure of which to obtain, will not have a Material Adverse Effect.

Section 5.6.     Financial Information; Books and Records.

(a)     Except as set forth in Schedule 5.6(a), the Financial
Statements have been prepared in accordance with Pfizer's policies and procedures, which are in accordance with GAAP, and present fairly in accordance with such policies and procedures (A) in all material respects, the financial condition, assets and liabilities of the Business (excluding Excluded Assets and Retained Liabilities) as of the dates therein specified and (B) the results of operations of the Business for the periods then ended. The accounts receivable of the Business reflected in the Financial Statements arose from bona fide transactions and the reserves in respect thereof reflected on the Financial Statements are in accordance with GAAP and, to the Knowledge of Pfizer, are adequate. The Inventories of the Business reflected in the Financial Statements are valued at the lower of cost or fair value with allowance for obsolescence, in accordance with GAAP. Schedule 5.6(b) sets forth the descriptions and amounts of Deferred Taxes as shown in the Financial Statements.

(b) To the Knowledge of Pfizer, there are no Liabilities of the Business other than Liabilities (i) reflected or reserved against on the Financial Statements, (ii) disclosed on Schedule 5.6(b), (iii) incurred in the ordinary course of business consistent with past practice which do not or would not have a Material Adverse Effect or (iv) the incurrence of which would not have a Material Adverse Effect.

Section 5.7.     Absence of Material Changes.  Since December 31,
1997, except to the extent as set forth in Schedule 5.7 or as otherwise contemplated by this Agreement, the Business has been conducted in the ordinary course consistent with past practice. Since December 31, 1997, there has not been any:

(a) change in the assets, liabilities or results of operations of the Business which has a Material Adverse Effect;

(b) damage, destruction, condemnation, loss (whether or not covered by insurance) or other event that would have a Material Adverse Effect;

(c) sale, lease, license, abandonment or other disposition by any of the Conveyed Subsidiaries or the Asset Selling Corporations of any material assets, except in the ordinary course of the Business;

(d) increase or enhancement of the compensation or benefits of Employees other than in the ordinary course of the Business;

(e) lapse or abandonment of Intellectual Property (including under the Subject Agreements) of the Business, except (i) in accordance with the terms thereof (other than as a result of breach thereof by Pfizer or its Affiliates) or (ii) where the lapse or abandonment thereof would not have a Material Adverse Effect;

(f) incurrence of any indebtedness for borrowed money by the Conveyed Subsidiaries (or any Subsidiary of a Conveyed Subsidiary), other than incurrences pursuant to overdraft facilities in the ordinary course of business;

(g) material transaction relating to the Business with the Seller Corporations (or any of their Subsidiaries) or any officer or director of the Seller Corporations, the Conveyed Subsidiaries or any Subsidiary of any of them, other than on an arms-length basis;

(h) cancellation or waiver of any claim or right of substantial value to the Business, which cancellation or waiver would have a Material Adverse Effect;

(i) the taking of any Tax position that is inconsistent with past practice or the making or changing of any material Tax election with respect to the Conveyed Subsidiaries or their Subsidiaries, or the Deemed Conveyed Assets other than an election that is made or changed on behalf of all of the members of a Consolidated Tax Return group that includes any of the Conveyed Subsidiaries or their Subsidiaries, or the Deemed Conveyed Assets and other than an election that is necessary to effectuate the transactions contemplated by this Agreement; and

(j) agreement or arrangement to take any of the actions specified in this Section 5.7, except as expressly contemplated by this Agreement.

Section 5.8.     No Litigation.  Except as may be set forth on
Schedule 5.8, as of the date hereof, no litigation, investigation or proceeding by or before any court or Governmental Authority or arbitrator is pending against or, to the Knowledge of Pfizer, threatened in writing against any Seller Corporation or Conveyed Subsidiary (or Subsidiary of a Conveyed Subsidiary) which will have a Material Adverse Effect.

Section 5.9.     Compliance with Laws.  Except with respect to
Environmental Laws (which are the subject of Section 5.11) and Product Registrations (which are the subject of Section 5.10), and except as to matters otherwise set forth in the Agreement or set forth in Schedule 5.9:

(a)     each Seller Corporation and each Conveyed Subsidiary (and
Subsidiary of a Conveyed Subsidiary) is in compliance in all material respects with all Laws applicable to the ownership or operation of its assets or the Business, except to the extent that the failure to comply therewith would not have a Material Adverse Effect; and

(b)     each Seller Corporation and each Conveyed Subsidiary (or
Subsidiary of a Conveyed Subsidiary) possesses all governmental permits, licenses and authorizations necessary for the conduct of the Business as it is currently conducted, except where the failure to possess such permit, license or authorization would not have a Material Adverse Effect.

Section 5.10.     Product Registrations; Regulatory Compliance.
Except with respect to Environmental Permits (which are the subject of Section 5.11):

(a) Schedule 5.10 sets forth, as of the date hereof, a list of all licenses and approvals granted to Pfizer or any of its Affiliates by or pending with any Governmental Authority in any particular country to market any product of the Business (the "Product Registrations");

(b) except as set forth in Schedule 5.10, to the Knowledge of Pfizer, all products sold under the Product Registrations are manufactured and marketed in accordance with the specifications and standards contained in such Product Registrations, except where the failure to comply therewith would not, in the aggregate have a Material Adverse Effect; and

(c) except as set forth in Schedule 5.10, a Seller Corporation or Conveyed Subsidiary is the sole and exclusive owner of the Product Registrations and has not granted any right of reference with respect thereto.

Section 5.11.     Environmental Matters.  To the Knowledge of
Pfizer, and except as set forth in Schedule 5.11:

(a)     the Facilities (i) are in compliance with all applicable
Environmental Laws and/or Environmental Permits, and (ii) none of the Facilities are undertaking, nor has Pfizer received notice that they are subject to, Remedial Action or enforcement action under any or all applicable Environmental Laws and/or Environmental Permits, except for such non-compliance, Remedial Actions or enforcement actions that would not have a Material Adverse Effect;

(b) the Business has obtained all Environmental Permits required under all applicable Environmental Laws in relation to the Facilities, except for such failures as would not have a Material Adverse Effect;

(c) no claims have been made or threatened that could reasonably be expected to result in Environmental Liability arising from or as a result of (i) on-site exposures to Hazardous Substances at the Facilities;
(ii) Releases of Hazardous Substances at or from any Facilities; (iii) off-site treatment, storage or disposal of Hazardous Substances from the Facilities; (iv) the handling of products by employees of others or by the release of products into the environment as a result of treatment, storage or disposal from the Facilities; or (v) non-compliance with any Environmental Law at any of the Facilities;

(d) no Releases of Hazardous Substances have occurred at or from the Facilities, any other properties owned by the Conveyed Subsidiaries or any of their Subsidiaries, or any other properties constituting part of the Conveyed Assets, except where any such Release would not have a Material Adverse Effect; and

(e) Pfizer has made available to the Purchaser during Purchaser's due diligence review of the Business all material Pfizer corporate environmental health and safety audit reports and environmental assessments of the Facilities. There are no documents not otherwise made available to Purchaser which disclose environmental matters that would have a Material Adverse Effect which matters are not disclosed in materials otherwise made available to Purchaser.

Section 5.12.     Material Contracts.

(a)     Except for agreements entered into after the date hereof
in accordance with Section 7.2 or as otherwise contemplated by this Agreement, or as set forth on Schedule 5.12 (the "Material Contracts"), none of the Conveyed Subsidiaries (or a Subsidiary of a Conveyed Subsidiary) nor any Asset Selling Corporation is a party to or bound by:

(i) any contract, agreement or other arrangement for the purchase of Inventories, or other personal property with any supplier or for the furnishing of services to the Business extending beyond one year from the date hereof or the terms of which provide for financial commitments in excess of $1,000,000;

(ii) any contract, agreement and other arrangement for the sale of Inventories or other personal property or for the furnishing of services by the Business with firm commitments in excess of three years from the date hereof;

(iii) any broker, distributor, dealer, manufacturer's representative, franchise and agency agreements related to the Business the terms of which provide for financial commitments in excess of $1,000,000;

(iv) any contracts and agreements relating to indebtedness for borrowed money, factoring arrangements, sale and leaseback transactions, deferred purchase price of property and other similar financing transactions relating to the Business with respect to which a Conveyed Subsidiary (or a Subsidiary of the Conveyed Subsidiary) or Asset Selling Corporation is an obligor in excess of $1,000,000;

(v) any research and development agreements relating to the Business the terms of which provide for aggregate commitments to be paid by or to a Conveyed Subsidiary (or a Subsidiary of the Conveyed
Subsidiary) or Asset Selling Corporation in excess of $1,000,000;

(vi) any agreements entered into since March 1, 1995 providing for the acquisition or disposition of any capital stock of any Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary), Conveyed Assets or assets of a Conveyed Subsidiary or Asset Selling Corporation related to the Business and having an aggregate value in excess of $2,000,000, other than the sale of Inventories in the ordinary course of the Business consistent with past practice or the sale of obsolete equipment;

(vii) any contract or agreement relating to the Business that provides for any exclusive arrangement relating to the sale of any product produced, distributed or sold by the Business or that limits or purports to limit the ability of the Conveyed Subsidiaries and each Subsidiary of a Conveyed Subsidiary or the Asset Selling Corporations to compete in any line of business or with any Person or in any geographic area or during any period of time; and

(viii) any contract, agreement or arrangement with an Affiliate.

(b)     Except as disclosed in Schedule 5.12: (i) each Material
Contract is valid and binding on the Seller Corporation or Conveyed Subsidiary (or a Subsidiary of the Conveyed Subsidiary) that is a party thereto, and to the Knowledge of Pfizer, the other party thereto, and is in full force and effect, and (ii) no Asset Selling Corporation or Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) is in breach of, or default under, (x) any Material Contract, which breach or default would result in a Material Adverse Effect or (y) (i) the Settlement and License Agreement among Schneider (Europe) AG, Schneider (USA) Inc. and Advanced Cardiovascular Systems, Inc., dated December 17, 1991, as amended, (ii) the Settlement and License Agreement by and among Schneider (Europe) AG, Schneider (USA) Inc., C.R. Bard, Inc. and E.I. duPont de Nemours and Company, dated January 24, 1992, as amended, or
(iii) the Settlement and License Agreement by and among Schneider (Europe) AG, Schneider (USA) Inc., Cordis Europa N.V. and Cordis Corporation, dated September 7, 1995, as amended ((i), (ii) and (iii) are herein collectively referred to as the "Subject Agreements").

Section 5.13.     Intellectual Property.

(a)     Schedule 5.13(a) sets forth a list of all material
Intellectual Property owned by or licensed to or by any Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) or Asset Selling Corporation and which are used in connection with the Business. Except as set forth in
Schedule 5.13(b), (i) to the Knowledge of Pfizer, there is no notice of any objection or claim being asserted in writing by any Person with respect to the ownership, validity or enforceability of any such Intellectual Property used in the Business which objection or claim would have a Material Adverse Effect;
(ii) a Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) or an Asset Selling Corporation owns, or licenses such Intellectual Property; (iii) such Intellectual Property is, to the Knowledge of Pfizer, free and clear of any Liens other than

Permitted Encumbrances; (iv) to the Knowledge of Pfizer, no claim has been asserted in writing to the Seller Corporations, the Conveyed Subsidiaries or any Subsidiary of a Conveyed Subsidiary that the use of such material Intellectual Property or the operation of the Business in a manner consistent with past practice infringes upon the patent, trademark, copyright, or other proprietary rights of any third party; (v) the Asset Selling Corporations, the Conveyed Subsidiaries (and any Subsidiary of a Conveyed Subsidiary) have not granted any license to any third party with respect to such material Intellectual Property; (vi) the consummation of the transactions contemplated by this Agreement will not result in the restriction, impairment, termination or cancellation of any such Intellectual Property, except for restrictions, impairments, terminations or cancellations which would not have a Material Adverse Effect; and (vii) with respect to each material license of such Intellectual Property such license is valid and binding on the Seller Corporation or Conveyed Subsidiary (or Subsidiary of the Conveyed Subsidiary) that is a party thereto, and to the Knowledge of Pfizer, no party to such license is in breach thereof or default thereunder.

Section 5.14.     Real Property.

(a) Schedule 5.14(a) sets forth all of the real property owned in fee by any of the Asset Selling Corporations or the Conveyed Subsidiaries (or a Subsidiary of any Conveyed Subsidiary) and used solely in connection with the Business and prior to Closing will set forth a description of any title insurance policies and surveys related thereto (collectively, the "Real Property"). The Real Property is free and clear of any and all Liens, other than Permitted Encumbrances.

(b)     Schedule 2.2(a) sets forth all of the Real Property
Leases.

Section 5.15.     Assets.  (a)  Except as set forth on Schedule
5.15 or as otherwise provided in this Agreement, each Asset Selling Corporation owns, leases or has the legal right to use all of its Conveyed Assets (other than Real Property, which is the subject of Section 5.14) and each Conveyed Subsidiary (or a Subsidiary of a Conveyed Subsidiary) owns, leases or has the legal right to use its assets (other than Real Property, which is the subject of Section 5.14). Except as disclosed on Schedule 5.15, each Asset Selling Corporation has good title to (or in the case of leased Conveyed Assets, valid leasehold interests in) all its Conveyed Assets (other than Intellectual Property and Real Property, which is the subject of Sections 5.13 and 5.14, respectively) and each Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary) has good title to (or in the case of leased assets, a valid leasehold interest in) its assets, in either case except for Permitted Encumbrances.

(b)     The Conveyed Assets and the assets of the Conveyed
Subsidiaries (and the assets of each Subsidiary of a Conveyed Subsidiary), together with the services to be provided and the rights to be licensed to the Purchaser under Section 2.2 hereof and under the Transitional Services Agreement and the Transitional Intellectual Property License Agreement, include all the properties, assets and rights sufficient to conduct the Business in all material respects as conducted as of the date of this Agreement.

Section 5.16.     Taxes.  Except as set forth in Schedule 5.16,
(a) all material Tax Returns that are required to be filed on or before the date hereof by or on behalf of each Conveyed Subsidiary, its Subsidiaries and the Asset Selling Corporations have been filed and, (b) all Taxes shown to be due and payable on such Tax Returns have been paid. To the Knowledge of Pfizer, there are no Liens for Taxes upon any of the assets of the Business, except for Liens for Taxes not yet due and payable or being contested in good faith. To the Knowledge of Pfizer, except as set forth on Schedule 5.16, no Tax Return that includes any Conveyed Subsidiary, any Subsidiaries of a Conveyed Subsidiary or any of the Asset Selling Corporations is currently being examined by any taxing authority and there are no outstanding agreements or waivers extending the statute of limitations applicable to any such Tax Return. Schneider Europe has a valid election in effect under
Section 301.7701-3 of the U.S. Treasury regulations to be treated as a branch or partnership (and not as a corporation or association) for U.S. federal Tax purposes.

Section 5.17.     Employee Benefits.

(a) Set forth on Schedule 7.5(a) is a list of each Plan in effect as of the date of this Agreement.

(b) As applicable with respect to each Plan, Pfizer has made or will make available to Purchaser, copies of (i) each Plan, including all amendments thereto, (ii) the current summary plan description and each summary of material modifications thereto and (iii) the most recent IRS determination letter.

(c) To the Knowledge of Pfizer, (i) each Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable provisions of ERISA and the Code except where such noncompliance would not have a Material Adverse Effect, and (ii) neither Pfizer nor any of its Affiliates has incurred, or could reasonably be expected to incur, any liability under Title IV of ERISA that could have a Material Adverse Effect.

(d) To the Knowledge of Pfizer, each Foreign Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable laws of the relevant jurisdiction except where such noncompliance would not have a Material Adverse Effect.

Section 5.18.     Brokers.  Except for Morgan Stanley & Co.
Incorporated and Lazard Freres & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pfizer. Pfizer is solely responsible for the fees and expenses of Morgan Stanley & Co. Incorporated and Lazard Freres & Co. LLC.

Section 5.19. Y2K Compliance. The Asset Selling Corporations and the conveyed Subsidiaries believe that they have taken commercially reasonable measures to (i) bring the computer systems (and software thereof) of the Business into compliance with the impact of Year 2000 and (ii) obtain assurances from certain key customers, suppliers, consultants and service providers that they, too, have achieved Year 2000 compliance as to computer systems and software having an interface with or impact on the Business. Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Selling Corporations or the Asset Selling Corporations make any representation or warranty of any kind, express or implied, as to the state of Year 2000 compliance of the computer systems or software of the Business or those of any customer, supplier, consultant, service provider or any other Person.

                                ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Pfizer as follows:

Section 6.1. Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 6.2. Corporate Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all requisite corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are required in connection with the execution, delivery and performance by Purchaser of this Agreement.

Section 6.3. Binding Effect. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general principles of equity (regardless or whether enforcement is sought in a proceeding in equity or law).

Section 6.4. Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser, or (ii) assuming compliance with the matters set forth in Sections 5.5 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any court or Governmental Authority to which Purchaser is subject.

Section 6.5. Purchaser Consents and Approvals. Except as set forth in Schedule 6.5, the execution and delivery of this Agreement by Purchaser do not and will not, require any material consent or approval of any Governmental Authority.

Section 6.6.     Financial Capability.  On the Closing Date,
Purchaser will have sufficient funds to make the Aggregate Payment on the terms and conditions contemplated by this Agreement.

Section 6.7.     Securities Act.  Purchaser is acquiring the
Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws as applicable.

Section 6.8. Conditions of Conveyed Assets. Purchaser and its representatives and agents have had and exercised, prior to the date hereof, the right to enter upon the Real Property and Leased Real Property and to make all inspections and investigations of the Business and the Conveyed Assets deemed necessary or desirable by Purchaser. Purchaser is purchasing the Shares and the Conveyed Assets based solely on the results of its inspections and investigations, and not on any representation or warranty of the Seller Corporations not expressly set forth in this Agreement. In light of these inspections and investigations and the representations and warranties made to Purchaser by Pfizer in Article V hereof, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article V hereof. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Pfizer set forth in Article V hereof. All warranties of habitability, merchantability and fitness for any particular purpose, and all other warranties arising under the Uniform Commercial Code (or similar foreign laws), are hereby waived by Purchaser. Purchaser further represents that neither any of the Seller Corporations nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Seller Corporations, the Business, the Conveyed Subsidiaries, the Shares, the Conveyed Assets or the Assumed Liabilities not expressly set forth in this Agreement, and neither Pfizer nor any other

Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser's use of, any such information, including, without limitation, the confidential memorandum distributed by Morgan Stanley & Co. Incorporated, relating to the Business, any other offering memorandum or other publication provided to Purchaser or its representatives, or any other document or information provided to Purchaser or its representatives in connection with the sale of the Business.

Section 6.9. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE VII

                                    COVENANTS

Section 7.1. Information and Documents. From and after the date hereof and pending Closing, upon reasonable advance notice, the Seller Corporations shall permit Purchaser and its representatives to have access, during regular business hours, to the assets, employees, books and records of the Selling Corporations and the Conveyed Subsidiaries and their Subsidiaries relating to the Business, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax and operating data and other available information with respect to the Business as Purchaser shall from time to time reasonably request; provided, that no such access shall unreasonably interfere with the Selling Corporations' and the Conveyed Subsidiaries' and their Subsidiaries' operation of their respective business, including, without limitation, the Business; provided further, that all information received by Purchaser and given by or on behalf of the Seller Corporations, or the Conveyed Subsidiaries and their Subsidiaries in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates, agents and representatives as Information, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

Section 7.2. Conduct of Business. From and after the date hereof and to Closing, except as otherwise contemplated by this Agreement or as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, Pfizer and Pfizer Ireland agree that they will conduct the Business, and will cause the Business to be conducted, in the ordinary and usual course consistent with past practice, and use its reasonable best efforts to preserve intact the Business and related relationships with customers, suppliers and other third parties and keep available the services of the present Employees. From and after the date hereof and to Closing, except as otherwise contemplated by this Agreement, or as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, and except as may be necessary to remove the Excluded Assets, Pfizer and Pfizer Ireland covenant and agree that they shall cause the Conveyed Subsidiaries and each Subsidiary of a Conveyed Subsidiary and the Asset Selling Corporations, in each case with respect to the Business, to:

(a) maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates;

(b) not incur, create or assume any Lien with respect to any material asset other than Permitted Encumbrances;

(c) not acquire or dispose of any assets outside of the ordinary course of business consistent with past practice;

(d)     not enter into any Material Contract described in clause
(vii) of Section 5.12 or, other than in the ordinary course of business consistent with past practice, any other

Material Contract, or modify, terminate or amend any term of, or waive any right under, any Material Contract;

(e)     not change or amend the charter or bylaws of any Conveyed
Subsidiary (or a Subsidiary of any Conveyed Subsidiary);

(f) not issue, sell, pledge, transfer, repurchase or redeem or propose to issue, sell, pledge, transfer, repurchase or redeem any shares of capital stock of any Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary), or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any Conveyed Subsidiary (or a Subsidiary of any Conveyed Subsidiary);

(g)     not to take any action that would cause a breach of
Section 5.7; and

(h)     not agree to take any of the foregoing actions.

Section 7.3.     Reasonable Best Efforts; Certain Governmental
Matters.

(a) Upon the terms and subject to the conditions herein provided (including, without limitation, Section 2.3 hereof), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary for it to do under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitations, (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority), (ii) to satisfy the conditions precedent to the obligations of such party hereto, (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by Purchaser, the Seller Corporations or the Conveyed Subsidiaries or any of their respective Subsidiaries in connection with the acquisition of the Shares and the Conveyed Assets or the taking of any action contemplated by this Agreement, (iv) to effect all necessary registrations and filings including, without limitation, all materials required under Environmental Laws and all transfer requests required for Environmental Permits, and (v) to take any action reasonably necessary vigorously to defend, lift, mitigate, rescind the effect of any litigation or administrative proceeding adversely affecting the acquisition of the Shares and the Conveyed Assets or this Agreement, including promptly appealing any adverse court or administrative decision.

(b) Subject to appropriate confidentiality protections, each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

(c) Without limiting the generality of the undertakings pursuant to this Section 7.3, Purchaser and Pfizer agree to take or cause to be taken the following actions: (i) provide promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Competition Laws ("Governmental Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the acquisition of the Shares and the Conveyed Assets and the transactions contemplated by this Agreement; (ii) without in any way limiting the other provisions of this Section 7.3, file any notification and report form and related material required under the HSR Act as soon as practicable and in any event not later than five (5) Business Days after the date hereof, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) the proffer by Purchaser of its willingness to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of specific assets or categories of assets or businesses of the Conveyed Subsidiaries and the Conveyed Assets or any of Purchaser's other assets or businesses now owned or presently or hereafter sought to be acquired by Purchaser; (B) terminate any existing relationships and contractual rights and obligations and (C) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Governmental Antitrust Entity giving effect thereto) in each case with respect to the foregoing clauses (A), (B) or (C) if such action is necessary or reasonably advisable to obtain approval or consummation of the transactions contemplated by the Agreement by any Governmental Antitrust Entity; provided, however, that nothing in this Agreement shall require the Purchaser to proffer a willingness to or agree to dispose of, hold separate, agree to sell, otherwise dispose of, terminate, modify, amend or otherwise impair or divest any rights under (collectively, a "Disposition") any Subject Agreement, other than to grant to third parties a license to practice the inventions covered by each Subject Agreement to the extent permitted by the terms of such Subject Agreement if such license can be granted unilaterally by Purchaser pursuant to the express terms of any Subject Agreement; provided, further, that Purchaser shall not be required to incur any cost or liability in connection with granting any such license or to offer any inducement or other consideration to any such licensor in connection with granting any such license; and (iv) Purchaser shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the acquisition of the Shares and the Conveyed Assets and the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the acquisition of the Shares and the Conveyed Assets or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this subsection (c)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Each of Pfizer and the Purchaser will provide to the other copies of all correspondence between it (or its advisor) and any Government Antitrust Entity relating to acquisition of the Shares and the Conveyed Assets or any of the matters described in this Section 7.3. Pfizer and the Purchaser agree that all telephone calls and meetings with a Government Antitrust Entity regarding the acquisition of the Shares and the Conveyed Assets or any of the matters described in this Section 7.3 shall include representatives of Pfizer and the Purchaser.

(d) The parties expressly agree: (i) that any breach by Purchaser of its obligations under Section 7.3(c) will cause irreparable harm to the Seller Corporations and the Conveyed Subsidiaries; (ii) that Seller Corporations and the Conveyed Subsidiaries have agreed to this transaction with Purchaser in specific reliance on Purchaser's obligations under Section 7.3(c), and would not have otherwise agreed to go forward with Purchaser; and
(iii) therefore, the Seller Corporations and the Conveyed Subsidiaries are entitled to specific performance of Purchaser's obligations under Section 7.3(c), and Purchaser hereby agrees in advance to the granting of such specific performance of such obligations without proof of actual damages or harm.

(e)     In the event an approval or action of a Governmental
Authority (other than a Governmental Authority of the United States of America (or any state or subdivision thereof) or Switzerland (or any subdivision thereof)) having jurisdiction that is necessary to lawfully consummate the transactions contemplated hereby is not obtained on or prior to the Closing Date, Pfizer and the Purchaser agree to effect Closing (including payment of the Aggregate Payment), subject to the terms of this Agreement, with respect to all Conveyed Assets and Assumed Liabilities outside of the jurisdiction of any such Governmental Authority; provided, however, that the obligations of the parties hereto set forth in this Section 7.3 shall continue with respect to any such approval or action until such approval or action is given or taken, as the case may be, and upon the occurrence of such approval or action, the parties hereto shall effect transfer of the effected Conveyed Assets and Assumed Liabilities in accordance with the Foreign Implementing Agreements for the jurisdiction relating thereto. Each such transfer, upon occurrence, shall be retroactive to and be deemed to have occurred on the Closing Date.

Section 7.4.     Tax Matters.

(a) Preparation and Filing of Tax Returns. Pfizer shall prepare and timely file or shall cause to be prepared and timely filed all Federal, state, local and foreign Tax Returns in respect of the Conveyed Subsidiaries, their Subsidiaries and the Asset Selling Corporations, their assets or activities that (i) are required to be filed (taking into account extensions) on or before the Closing Date, or (ii) are required to be filed (taking into account extensions) after the Closing Date and (A) are Consolidated Tax Returns of Pfizer and its Affiliates, or (B) are with respect to Income Taxes and are required to be filed on a separate Tax Return basis for any tax period ending on or before the Closing Date, or (C) are to be filed by an Asset Selling Corporation. Purchaser shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns required of the Conveyed Subsidiaries and their Subsidiaries, or in respect of their assets or activities or required to be filed after the Closing Date with respect to the Conveyed Assets or the Business. Any such Tax Returns that include periods ending on or before the Closing Date or that include the activities of the Conveyed Subsidiaries or their Subsidiaries or an Asset Selling Corporation (with respect to the Business) prior to the Closing Date shall, insofar as they relate to the Conveyed Subsidiaries or their Subsidiaries or an Asset Selling Corporation (with respect to the Business) prior to the Closing Date, be on a basis consistent with the last previous such Tax Returns filed in respect of the Conveyed Subsidiaries or their Subsidiaries or such Asset Selling Corporation (with respect to the Business), unless Pfizer or Purchaser, as the case may be, concludes that there is no reasonable basis for such position. With respect to any Tax Return required to be filed by the Purchaser for a taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the Purchaser shall deliver, at least 20 days prior to the due date for the filing of such Tax Return (taking into account extensions), to Pfizer a statement setting forth the amount of Tax for which Pfizer is responsible pursuant to Section 7.4(g)(i) and (iii) and copies of such Tax Return. Pfizer shall have the right to review such Tax Return and the statement prior to the filing of such Tax Return. Pfizer and the Purchaser agree to consult and resolve in good faith any issue arising as a result of the review of such Tax Return and statement and mutually to consent to the filing as promptly as possible of such Tax Return. Neither Purchaser nor any of its Affiliates shall file any amended Tax Returns for any periods for or in respect of the Conveyed Subsidiaries or any of their Subsidiaries with respect to which Purchaser is not obligated to prepare or cause to be prepared the original such Tax Returns pursuant to this

Section 7.4(a) without the prior written consent of Pfizer (which consent shall not be unreasonably withheld). Notwithstanding any other provision of this agreement, (i) Pfizer and Purchaser agree that, at the option of Purchaser, an election shall be jointly made by Pfizer and Purchaser pursuant to Section 338(h)(10) of the Code with respect to the acquisition by Purchaser of the stock of any Conveyed Subsidiary that is a member of a U.S. Consolidated Tax Return group, in which event Pfizer shall be solely responsible for, and shall pay, any and all Taxes resulting from such an election with respect to a Conveyed Subsidiary but Purchaser shall reimburse Pfizer to the extent that such Taxes, computed at the highest marginal corporate tax rate with respect to the gain realized from such election, exceeds the amount of Taxes that would have been payable by Pfizer in respect of its sale of the stock of such Conveyed Subsidiary absent such election (including any Taxes resulting from such reimbursement); provided that the amount for which Purchaser shall be obligated to reimburse Pfizer hereunder shall be limited to $105 million in the aggregate for all eligible Conveyed Subsidiaries, or $60 million in the aggregate if elections are made only with respect to Schneider USA and SCHNEIDER/NAMIC (Purchaser shall make payment of such reimbursement within 30 days of Pfizer's quarterly federal estimated income tax payment immediately following Closing), and (ii) Purchaser may, at its option, make an election under Section 338(g) of the Code with respect to its purchase of any Conveyed Subsidiary not included in a U.S. Consolidated Tax Return group, in which event Purchaser shall be solely responsible for preparing the separate return reflecting the consequences of such election, and shall be responsible for and shall pay, any and all Taxes resulting from such election and shall indemnify Pfizer (in the manner provided herein) with respect to such Taxes.

(b) Payment of Taxes. Except for Taxes that are accrued or reserved against in the Working Capital Statement, Pfizer shall pay or cause to be paid (A) all Taxes due with respect to Tax Returns which Pfizer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.4(a), (B) all Taxes due with respect to Tax Returns for Straddle Periods for which Pfizer is responsible pursuant to Section 7.4(g)(i) and (iii), and (C) all Taxes other than Income Taxes due on or before the Closing Date for which no Tax Return is required to be filed. Purchaser shall pay or cause to be paid (A) all Income Taxes due with respect to separate Tax Returns which Purchaser is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.4(a) other than Taxes which Pfizer shall pay or cause to be paid in accordance with the preceding sentence and (B) all Taxes owed by the Conveyed Subsidiaries or their Subsidiaries other than Taxes which Pfizer shall pay or cause to be paid in accordance with the preceding sentence.

(c) Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and arrangements between (i) the Conveyed Subsidiaries or any of their Subsidiaries, on the one hand, and (ii) Pfizer or any of its Subsidiaries or Affiliates (other than the Conveyed Subsidiaries and their Subsidiaries), on the other hand, shall be terminated effective as of the close of the Closing Date and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder with respect to any period after the Closing Date in respect of a redetermination of tax liabilities or otherwise.

(d) Carryforwards and Carrybacks. Purchaser shall cause the Conveyed Subsidiaries and their Subsidiaries to elect, when permitted by law, to carry forward any net operating loss, charitable contribution or other item arising after the Closing Date that could, in the absence of such an election, be carried back to a taxable period of the Conveyed Subsidiaries or any of their Subsidiaries ending on or before the Closing Date in which the Conveyed

Subsidiaries or any of their Subsidiaries were included in a Consolidated Tax Return of Pfizer and its Affiliates. Purchaser, on its own behalf and on behalf of its Affiliates, hereby waives any right to use or apply any net operating loss, charitable contribution or other item (other than any net capital loss, foreign tax credit or research and development credit) of the Conveyed Subsidiaries or any of their Subsidiaries for any tax year ending on any date following the Closing Date to any period of the Conveyed Subsidiaries or any of their Subsidiaries ending on or before the Closing Date and reserves the right to use or apply any such net capital loss, foreign tax credit or research and development credit of the Conveyed Subsidiaries or any of their Subsidiaries for any tax year ending on any date following the Closing Date to any period of the Conveyed Subsidiaries or any of their Subsidiaries ending on or before the Closing Date; provided, however, that if any such net capital loss, foreign tax credit or research and development credit shall be carried back to any such period, Purchaser shall indemnify Pfizer and its Affiliates (other than the Conveyed Subsidiaries or any of their Subsidiaries) for all reasonable costs and expenses incurred by Pfizer or any of such Affiliates in filing such claims or in connection with any audit of such claims. Notwithstanding anything to the contrary herein, Purchaser shall be entitled to the benefit of any loss carryforward of the Conveyed Subsidiaries and their Subsidiaries relating to taxable periods ending on or prior to the Closing Date; provided that Purchaser agrees to reimburse Pfizer (for the Taxes and any Taxes resulting from such reimbursement) to the extent that the Taxes of the Conveyed Subsidiaries and their Subsidiaries for any taxable period ending on or prior to the Closing Date are increased as a result of a Tax Claim, as defined in Section 7.4(i) hereof, and such Taxes would have been reduced or avoided but for the use of such carryforward by Purchaser.

(e) Refunds. Pfizer shall be entitled to retain, or receive immediate payment from Purchaser or any of its Subsidiaries or Affiliates (including the Conveyed Subsidiaries and their Subsidiaries) of, any refund or credit with respect to Taxes (including, without limitation, refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Tax period ending on or before the Closing Date relating to the Conveyed Subsidiaries, any of their Subsidiaries or any Asset Selling Corporation, provided, however, that (i) Purchaser, the Conveyed Subsidiaries and their Subsidiaries shall be entitled to retain, or receive immediate payment from Pfizer of, any such refund or credit to the extent that such refund or credit,
(A) is reflected on the Working Capital Statement, or (B) arises as a result of the use or application (as provided in Section 7.4(d)) of any net capital loss, foreign tax credit or research and development credit) of the Conveyed Subsidiaries or any of their Subsidiaries for any tax year ending on any date following the Closing Date to any period of the Conveyed Subsidiaries or any of their Subsidiaries ending on or before the Closing Date, and (ii) to the extent that Pfizer or any of its Affiliates (other than the Conveyed Subsidiaries or any of their Subsidiaries), would, but for the carryback by the Conveyed Subsidiaries or any of their Subsidiaries of any such net capital loss, foreign tax credit or research and development credit, be entitled to a refund or credit in respect of any net capital loss, foreign tax credit or research and development credit of Pfizer or any of Pfizer's Affiliates (other than the Conveyed Subsidiaries or any of their Subsidiaries), Pfizer shall be entitled to receive immediate payment from Purchaser of any such amount to the extent Purchaser has previously received a refund or credit from a carryback to Pfizer's return. Purchaser, the Conveyed Subsidiaries and their Subsidiaries shall be entitled to retain, or receive immediate payment from Pfizer of, any refund or credit with respect to Taxes with respect to any taxable period beginning after the Closing Date relating to any of the Conveyed Subsidiaries and their Subsidiaries. Purchaser and Pfizer shall equitably apportion any refund or credit with respect to Taxes with respect to a Straddle Period, except that any refund or credit reflected on the Working Capital Statement shall be the property of the Purchaser.

(f) Tax Cooperation. Each of Purchaser and Pfizer shall provide the other party with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Conveyed Subsidiaries, any of their Subsidiaries or the Asset Selling Corporations. Purchaser shall use its best efforts within the earlier to occur of sixty (60) days after Pfizer's year-end, and one hundred twenty (120) days after the Closing Date, to prepare or cause the Conveyed Subsidiaries and their Subsidiaries to prepare, in a manner consistent with the Conveyed Subsidiary's past practice, the tax work paper preparation package or packages necessary to enable Pfizer to prepare Tax Returns Pfizer is obligated to prepare or cause to be prepared; provided that such package or packages shall be due no earlier than thirty (30) days following Pfizer's written request thereof (which request shall include copies of the tax work paper preparation packages for completion).

(g)     Tax Indemnification.

(i) Pfizer shall indemnify, defend and hold the Purchaser and its Affiliates harmless from and against all liability for Taxes of the Conveyed Subsidiaries, their Subsidiaries and any Asset Selling Corporation (with respect to the Business) for any taxable period that ends on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date, including, without limitation (A) all liability for any breach of Pfizer's representations and warranties contained in Article V, (B) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Income Taxes of Pfizer or any other Person (other than the Conveyed Subsidiaries or any of their

Subsidiaries) which is or has ever been affiliated with the Conveyed Subsidiaries or any of their Subsidiaries, or with whom the Conveyed Subsidiaries or any of their Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Tax Return, prior to the Closing, (C) all liability for Income Taxes paid by the Conveyed Subsidiaries or their Subsidiaries which would not have been paid by the Conveyed Subsidiaries or any of their Subsidiaries, but for adjustment resulting from the resolution or settlement of a pending tax audit, and (D) all liability for reasonable legal, accounting and appraisal fees and expense with respect to any item described in clause (A), (B) or (C) above; provided, however, that Pfizer's indemnity obligation for Taxes pursuant to this Section 7.4(g)(i) shall be reduced by refunds of Taxes to which it is entitled under Section 7.4(e) hereof, and that are received after the Closing Date by Purchaser or any of its Affiliates and not previously remitted to Pfizer. Notwithstanding the foregoing, Pfizer shall not indemnify, defend or hold harmless the Purchaser or any of its Affiliates from any liability for Taxes attributable (i) to any Code Section 338(g) election or any other action taken or failure to act (which would otherwise give rise to a Pfizer Tax indemnity payment) after the Closing by Purchaser, any of its Affiliates (including the Conveyed Subsidiaries or any of their Subsidiaries), or any transferee of Purchaser or any of its Affiliates (other than any such action expressly required or otherwise expressly contemplated by this Agreement or with the written consent of Pfizer) (a "Purchaser Tax Act") or (ii) to the extent accrued or reserved against in the Working Capital Statement. Further, Pfizer's obligation to indemnify, defend or hold harmless the Purchaser or any of its Affiliates from any liability shall terminate effective with the 60th day following the expiration of the applicable statute of limitations (including extensions) in respect of such liability.

(ii)     Purchaser shall, and shall cause the Conveyed
Subsidiaries and each of their Subsidiaries to, indemnify, defend and hold Pfizer and its Affiliates harmless from and against, (A) except to the extent Pfizer is otherwise required to indemnify Purchaser for such Tax pursuant to Section 7.4(g)(i), all liability for Taxes of the Conveyed Subsidiaries and their Subsidiaries, (B) all liability for Taxes attributable to a Purchaser Tax Act, and (C) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clause (A) or (B) above. Purchaser's obligation to indemnify, defend or hold harmless Pfizer or any of its Affiliates from any liability shall terminate effective with the 60th day following the expiration of the applicable statute of limitations (including extensions) in respect of such liability.

(iii)     In the case of any Straddle Period:

(A) The periodic Taxes of the Conveyed Subsidiaries and their Subsidiaries that are not based on income or receipts (e.g., property Taxes) for the portion of any Straddle Period ending on the Closing Date (the "Pre-Closing Tax Period") shall be computed based upon the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire Tax Period; and

(B) Taxes of the Conveyed Subsidiaries and their Subsidiaries for the Pre-Closing Tax Period (other than Taxes described in Section 7.4(g)(iii)(A) above) shall be computed as if such taxable period ended as of the close of business on the Closing Date, and, in the case of any Taxes of the Conveyed Subsidiaries and their Subsidiaries attributable to the ownership by the Conveyed Subsidiaries or any of their Subsidiaries of any equity interest in any partnership or other "flowthrough" entity, as if a taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the Closing Date.

(iv) Purchaser shall indemnify Pfizer for all incremental Taxes (including Taxes resulting from the indemnification of such Taxes) resulting from the Section 338(h)(10) election described in
Section 7.4(a), in the manner and limited to the amount described therein.

(v) Any indemnity payment required to be made pursuant to this Section 7.4(g) shall be paid within thirty (30) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant taxing authority (including estimated Tax payments).

(h) Timing Adjustment. In the event that a final determination (which shall include the execution of an IRS Form 870-AD or successor form) results in a timing difference (e.g., an acceleration of income or delay of deductions) that would increase Pfizer's liability for Taxes pursuant to this Section 7.4 or results in a timing difference (e.g., an acceleration of deductions or delay of income) that would increase Purchaser's liability for Taxes pursuant to this Section 7.4, Purchaser or Pfizer, as the case may be, shall promptly make payments to Pfizer or Purchaser as and when Purchaser or Pfizer, as the case may be, actually realizes any Tax benefits as a result of such timing difference (or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the parties). Such Tax benefit for federal, state and local income tax purposes shall be computed for any year using the Purchaser's or Pfizer's, as the case may be, actual tax liability with and without giving effect to such timing difference.

(i)     Tax Contests.

     (A)     If a claim shall be made by any taxing authority (a
"Tax Claim") which, if successful, might result in an indemnity payment to the Purchaser or any of its Affiliates pursuant to Section 7.4(g), Purchaser shall promptly notify Pfizer of such claim; provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent Pfizer has actually been prejudiced as a result of such failure and for this purpose, any failure to give such notice that results in Pfizer not controlling or participating in any proceeding shall be deemed to prejudice Pfizer.

     (B) With respect to any Tax Claim relating to a taxable period ending on or before the Closing Date or relating to a Consolidated Tax Return, Pfizer shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner. Purchaser shall be entitled to be informed of such Tax Claim within a reasonable time after such Claim is asserted and the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other proceeding, and Purchaser shall have the right to participate at its own expense in the conduct of any such proceeding involving a Tax Claim which would adversely affect the Purchaser.

     (C) Except as otherwise provided in Section 7.4(i)(B), Pfizer and Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Conveyed Subsidiaries or any of their Subsidiaries for any Straddle Period. Neither Pfizer nor Purchaser shall settle any such Tax Claim without the prior written consent of the other, which shall not be unreasonably withheld.

     (D) Except as otherwise provided in Section 7.4(i)(B), Purchaser shall control all proceedings with respect to Taxes for any taxable period beginning after the Closing Date. Pfizer shall have the right to participate at its own expense in the conduct of such proceedings involving a Tax Claim, which would adversely affect Pfizer.

     (E) Purchaser, the Conveyed Subsidiaries, each of their Subsidiaries and each of their respective Affiliates, on the one hand, and Pfizer and its respective Affiliates, on the other, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

Section 7.5.     Employees and Employee Benefits.

(a)     Employees (US) - Offer of Employment; Continued
Employment; Severance. Purchaser agrees to offer employment as of 12:01 a.m. on the day immediately following the Closing Date to each Employee (US) (or to cause the Conveyed Subsidiaries and their Subsidiaries to offer to continue the employment of each of their Employees (US)) in the same or a comparable position and at a rate of pay at least equal to the Employee's rate of pay in effect on the Closing Date and with benefits which shall be substantially comparable to the employee benefits as are set forth in Schedule 7.5(a), and identical to such other benefits as are set forth in the Employee Severance Program in Schedule 7.5(a)(i). For the purposes of recognizing the contribution of Affected Employees prior to the Closing Date, Purchaser shall be deemed to satisfy this substantial comparability requirement with respect to benefits for Employees
(US) by providing such benefits as set forth on Schedule 7.5(a)(iii) hereto. For purposes of this Section 7.5, references to "pay" shall include base pay plus any commission, bonus or incentive pay, but excluding retention and retention/performance allowances. Such employment shall be at a location within a twenty-five (25) mile radius of the Employee's location of employment as of the Closing Date (which, in the case of a sales employee, shall mean such employee's sales territory on the Closing Date). Schedule 7.5(a)(ii) (which shall be updated by Pfizer on the Closing Date) shall set forth the name of each Employee (US), and his or her current rate of pay, position and date of hire. Except with respect to Employees (non-US) as provided for in
Section 7.5(e), Purchaser shall have no obligation whatsoever with regard to
(i) former employees of the Business who are retired, or who are not or shall have ceased to be Employees as of the Closing Date, or (ii) Employees who do not accept the offer of employment or continuation of employment given by the Purchaser in accordance with this Section 7.5(a) and do not work for Purchaser or its Affiliates for at least one day, unless such Employee is otherwise an Affected Employee. Purchaser shall be solely responsible for all salaries or wages (including bonuses, incentive payments and commissions) accruing after the Closing Date with respect to the Affected Employees. Purchaser may, at its discretion, change the conditions of employment after the Closing Date except for (i) the location requirement described in this Section 7.5(a) and
(ii) the pay and benefits comparability requirements described in this Section 7.5(a), employee separation plan obligations and other benefits described in
Schedule 7.5(a)(i), all of which matters shall remain unchanged until the date immediately following the second anniversary of the Closing Date. Notwithstanding the foregoing sentence, Purchaser or its Affiliates may terminate an Employee during such two (2) year period due to "Performance-Related Terminations" or "Curtailment or Cessation of Operations/Reorganization/Position Elimination" (as those terms are described in Exhibit E, the Pfizer Employee Separation Plan) as long as Purchaser or its Affiliates (i) first offers such Employee the opportunity to sign a release agreement in substantially the form attached hereto as Exhibit F (individual termination) or Exhibit G (group termination), as appropriate, (ii) pays or otherwise provides severance benefits to such Employee in accordance with Pfizer's Employee Separation Plan and (iii) provides benefits continuation and other benefits as set forth in Schedule 7.5(a)(i), provided, however, that Purchaser or its Affiliates may terminate an Employee without paying or otherwise providing severance benefits to such Employee in accordance with such policy and practice if such Employee is terminated, in the reasonable discretion of Purchaser or its Affiliates, "for cause" (as such term is defined in the Pfizer Employee Separation Plan). Notwithstanding anything to the contrary herein, on the date immediately following the second anniversary of the Closing Date, Purchaser shall provide pay and benefits and severance plans, programs and policies which are no less favorable than those provided to other similarly situated employees of Purchaser, as the case may be. Employees shall also be provided credit by the Purchaser for all service with Pfizer and its Affiliates, to the same extent as such service was credited for such purpose by Pfizer and its Affiliates, under (x) all employee benefit plans, programs, policies and fringe benefits of Purchaser described in
Schedule 7.5(a)(iii) for purposes of eligibility, vesting and benefit accrual and (y) severance plans, programs and policies for purposes of calculating the amount of each Employee's severance benefits.

(b)     Qualified Plans.

(i) Pfizer sponsors the following plans which are intended to be qualified under Section 401(a) of the Code (collectively, the "Pfizer Qualified Plans"): the Savings Plan (the "Savings Plan") and the Pfizer Retirement Annuity Plan (the "Retirement Plan"). Effective as of the Closing Date, the Seller Corporations shall cause each Affected Employee who is a participant in one or both Pfizer Qualified Plans to become one hundred percent (100%) vested in his or her accrued benefit under each such Plan. The Seller Corporations shall retain all assets and liabilities of the Retirement Plan. In addition, the Seller Corporations shall retain all liabilities (and related assets, if any) with respect to the Pfizer Inc. Nonfunded Deferred Compensation and Supplemental Savings Plan and the Pfizer Inc. Nonfunded Supplemental Retirement Plan.

(ii) Effective as of 12:01 a.m. on the day immediately following the Closing Date, each participant in a Pfizer Qualified Plan who is an Affected Employee shall cease to be an active participant under each such Plan, and shall become a participant in the Purchaser qualified defined contribution plan listed in Schedule 7.5(b)(ii) or a new qualified defined contribution plan to be established for the Affected Employees (such plan being referred to as the "Purchaser Qualified Plan"). Purchaser shall ensure that the Purchaser Qualified Plan will recognize the accrued service of Affected Employees with Pfizer and its Affiliates up to and including the Closing Date for all purposes, to the extent credited under the terms of the Savings Plan as in effect on the Closing Date. As soon as practicable after the Closing Date, Pfizer shall deliver such accrued service data to Purchaser.

(iii) Pfizer shall cause, as soon as practicable after the Closing Date, the Savings Plan to transfer the account balance of each Affected Employee to the Purchaser Qualified Plan as of the valuation date next preceding the date of transfer. In addition to its current investment options in its qualified defined contribution plan, Purchaser shall establish an account which may receive Pfizer common stock from the Savings Plan. Such account need not permit future accruals of Pfizer stock. Except as provided in the immediately preceding sentence, the account balances to be transferred hereunder shall consist exclusively of cash. Purchaser, on the one hand, and Pfizer, on the other hand, each agree to use its best efforts and to cooperate with the other to effect as promptly as possible the transfers of account balances contemplated under this Section 7.5(b)(iii), subject to Pfizer's receipt of satisfactory evidence that the Purchaser Qualified Plan is in compliance with all relevant Laws; such evidence shall include, but not be limited to, a current determination letter from the IRS, if available, and representations satisfactory to Pfizer from the administrators of the Purchaser Qualified Plan. If a current determination letter has not been obtained, Purchaser and its counsel shall provide a representation that the Purchaser Qualified Plan is qualified under Section 401(a) of the Code and that a timely application for a determination letter is pending and that Purchaser will take all necessary steps to secure a determination letter.

(iv) Pfizer will give Purchaser reasonable access to records of Pfizer necessary to administer the account balances of Affected Employees transferred to the Purchaser Qualified Plan.

(c) Accrued Entitlements. Purchaser shall be responsible for all accrued entitlements, including vacation days, for Affected Employees as of the Closing Date consistent with Pfizer's policy in respect thereof.

(d)     Medical and Welfare Plan Obligations.  Commencing as of
12:01 a.m. on the day immediately following the Closing Date, Purchaser shall include the Affected Employees in its welfare plans and agrees to waive any waiting periods or limitations for preexisting conditions under its medical, dental, and short-term and long-term disability plans and shall ensure that Employees are given credit for any amounts paid toward deductibles, out-of-pocket limits or other fees on or prior to the Closing Date. Claims by an Affected Employee for medical and dental services rendered as of 12:01 a.m. on the day immediately following the Closing Date shall be the responsibility of the medical and dental plans provided by Purchaser to the Employees. Claims incurred for medical and dental services for Affected Employees rendered prior to and including the Closing Date shall be the responsibility of the group medical and dental plans of Pfizer or the Seller Corporation which covered such Employees prior to and including the Closing Date.

(e)     Employees (non-US) - Offer of Employment; Continued
Employment; Severance. Purchaser agrees to offer employment as of 12:01 a.m. on the day immediately following the Closing Date to each Employee (non-US) (or to cause the Conveyed Subsidiaries and their Subsidiaries to offer to continue the employment of each of their Employees (non-US)) in the same or a comparable position and at a rate of pay at least equal to the Employee's rate of pay in effect on the Closing Date and with benefits which shall be substantially comparable to the Employee's benefits which are in effect on the Closing Date or as required by Law. Schedule 7.5(e) (which shall be updated by Pfizer on the Closing Date) shall set forth the name of each

Employee (non-US). It is the intention of the parties to this Agreement to deal with employee matters, including, without limitation, offers of employment, compensation, benefits, and severance payment and benefit continuation matters for Employees (non-US) in a manner substantially similar to the manner in which Employees (US) matters have been dealt with in this
Article VII, subject to: such modifications as are necessary to comply with applicable Laws of the foreign countries and their political subdivisions; applicable labor agreements; local Pfizer policies, programs and practices; and established local business custom in similar transactions.

(f) Employees (US) and Employees (non-US) Absent on Disability or Leaves of Absence - Offer of Employment; Continued Employment; Severance. When an Employee who is, on the Closing Date, absent due to illness or on short-term disability (including maternity disability) or workers' compensation seeks to return to active employment, Purchaser shall offer immediate employment to such Employee in the same or a comparable position to that which the Employee occupied before such absence but only at such time that the Employee is medically capable of performing the essential functions of the position occupied immediately before such absence. In addition, immediate employment in the same or comparable positions will be offered to those Employees returning from authorized leaves of absence such as parental, family and medical, and military leaves or other leaves where return to work is subject to statutory requirements. Such Employees, returning from disability or leaves of absence, will be subject to the same pay, benefits, severance and all other policies, plans, programs and arrangements as stipulated in this Article VII for similarly situated Employees (US) and Employees (non-US) and, in the case of Employees (non-US), as otherwise required by applicable local law.

(g) No Third Party Beneficiaries. Except as expressly provided herein, nothing contained herein, expressed or implied, is intended to confer upon any Employee of Seller

Corporations or the Conveyed Subsidiaries or their Subsidiaries any benefits under any benefit plans, programs, policies or other arrangements, including, but not limited to, severance benefits or right to employment or continued employment with Purchaser or any Affiliate of Purchaser for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Article VII, are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.

Section 7.6. Certain Dividends, Etc. Notwithstanding any provision herein to the contrary (including, without limitation, Section 7.2 hereof), each Conveyed Subsidiary or any Subsidiary of a Conveyed Subsidiary will be permitted to make cash distributions to Pfizer, Pfizer Ireland or their Affiliates, effective as of the Closing Date, up to the amount of its retained earnings accrued through the Closing Date, but not in excess of cash on hand and in no event to be effected through any additional borrowings from Pfizer, any of its Affiliates or any third person. In addition, Pfizer, Pfizer Ireland and their Affiliates shall be permitted to continue to conduct their activities regarding cash management matters relating to the Business (including, without limitation, the collection and transfer of accounts receivable and disbursement of funds by Pfizer) in accordance with the practice in effect as of the date of this Agreement, except as may be affected by actions taken pursuant to Section 2.3(d). After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by Pfizer and Pfizer Ireland to effect the provisions of this Section 7.6. Any action taken pursuant to this Section 7.6 after the Closing Date shall be deemed for the purposes of Section 2.8 to have occurred on the Closing Date and shall be reflected in the calculation of the Working Capital of the Business pursuant to such Section 2.8.

Section 7.7. Resignations. At the Closing and except as otherwise requested by Purchaser in writing, Pfizer and Pfizer Ireland will deliver to Purchaser the resignations (effective on or prior to Closing) of all directors of each of the Conveyed Subsidiaries and their Subsidiaries from their positions as directors.

Section 7.8. Bulk Transfer Laws. Purchaser acknowledges that the Seller Corporations have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws.

Section 7.9. Noncompetition. (a) Subject to the provisions of this Section 7.9, Pfizer agrees that for a period of two (2) years from the Closing Date, Pfizer and its Subsidiaries shall not compete in any material respect with the business of the manufacture or sale of medical devices that are commercially available from, or under development by, Pfizer and its Subsidiaries as of the Closing Date that are used for the diagnosis and interventional treatment of human vascular, respiratory and digestive systems ("Competitive Activity"); provided, however, that it shall not be deemed to be a violation of this subsection for Pfizer or any of its Subsidiaries (s) to engage, directly or indirectly, in the research, manufacture or sale of any pharmaceutical product or any medical device for the delivery of pharmaceutical products, (t) to invest in or own any debt securities or other debt obligations, (u) to invest in any third Person (including, without limitation, any corporation or mutual or other fund) which invests in, manages or operates a Competitive Activity, so long as Pfizer's or any of its Subsidiary's investment is less than 20% of the outstanding ownership interest in such third Person and Pfizer and its Subsidiaries do not control or conduct such third Person or Competitive Activity, (v) to invest in, own an interest in, or acquire a majority of the stock or assets of any Person which is not engaged primarily in a Competitive Activity, (w) to invest in securities having less than five percent (5%) of the outstanding voting power of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system, (x) to invest in any Person after the Closing Date to the extent that Pfizer or a Subsidiary had, directly or indirectly, acquired, or had a right to acquire, such interest prior to the date of this Agreement which has been disclosed to Purchaser, or (y) to own any equity interests through any employee benefit plan or pension plan, or (z) conduct the business of designing, manufacturing and marketing of products and services for the treatment of urologic disorders. Notwithstanding anything to the contrary, the foregoing covenant shall not apply with respect to any Person that acquires a majority of the stock or assets of Pfizer or any of its Subsidiaries and that prior to such acquisition already was engaged in a Competitive Activity. For purposes of this subsection, "engaged primarily in a Competitive Activity" shall mean that greater than thirty-five percent (35%) of the aggregate net revenue derived during the last complete fiscal year of such Person is derived from the Competitive Activity. Each investment or acquisition made by Pfizer or its Subsidiaries which is subject to the provisions of this Section 7.9 must be permissible hereunder at the time of such investment, provided, however, that any such investment which was permissible when made cannot thereafter be the basis of a claim of violation of this Section 7.9. For a period of two (2) years after the Closing Date, Pfizer and its Subsidiaries shall not, directly or indirectly, induce or attempt to induce any officers, employees, representatives or agents of Purchaser or any of its Affiliates engaged solely in the Business to leave the employ of Purchaser or any such Affiliate, or violate the terms of their contracts, or any employment arrangements, with Purchaser or any such Affiliate, except that nothing in this sentence shall restrict or preclude the rights of Pfizer and its Subsidiaries to make generalized searches for employees by the use of advertisements in the media

(including trade media) or by engaging search firms to engage in searches that are not targeted or focused on the employees employed by the Business.

(b) Notwithstanding anything to the contrary contained in subsection (a) of this Section 7.9, Pfizer and its Subsidiaries shall not be deemed to have violated the restrictions contained in this Section 7.9 in the event that Pfizer or a Subsidiary acquires or invests in any Person engaged primarily in a Competitive Activity; provided, that Pfizer or such Subsidiary thereafter divests a portion of such Competitive Activity within 18 months from the date of purchase of such Person so as to be in compliance with
Section 7.9(a) hereof.

(c) Prior to Closing, except as otherwise agreed in writing, neither Purchaser nor any of its Affiliates will offer or provide employment on a full-time or part-time or consulting basis to any individual employed by Pfizer or any of its Affiliates in the operation of the Business.

(d) Pfizer and the Purchaser acknowledge that this Section 7.9 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement. Each of Pfizer and the Purchaser has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 7.9 are reasonable and proper. It is the desire and intent of the parties that the provisions of this Section 7.9 shall be enforced to the fullest extent permissible under applicable law. If all or part of this Section 7.9 is held invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 7.9 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

Section 7.10.     Transitional Services.  At the Closing,
Purchaser and Pfizer shall enter into, execute and deliver a transitional services agreement substantially to the effect set forth in Exhibit C (the "Transitional Services Agreement").

Section 7.11.     Transitional Intellectual Property License
Agreement. At the Closing, Purchaser and Pfizer shall enter into, execute and deliver a transitional intellectual property license agreement substantially to the effect set forth in Exhibit D (the "Transitional Intellectual Property License Agreement").

Section 7.12. Compliance with WARN, Etc. With respect to WARN or other similar statutes or regulations of any jurisdiction, Purchaser will timely give any notices required to be given thereunder.

Section 7.13. Foreign Implementing Agreements. As promptly as practicable after the date hereof, Pfizer and Purchaser shall cause the Foreign Implementing Agreements to be prepared and executed by their applicable Affiliates.

Section 7.14.     Litigation Support.  Purchaser and its
Affiliates on the one hand and Pfizer and its Affiliates on the other hand will cooperate with each other in the defense or settlement of any Liabilities (including, without limitation, Product Claims) or lawsuits involving the Business for which they have responsibility under this Agreement by providing the other party and such other party's legal counsel and other Persons access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Business and its products as such other party may request, to the extent maintained or under the possession or control of the requested party. The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 7.14. Pfizer shall keep Purchaser informed of the status of the pendency of the relevant Liabilities and lawsuits involving the Business for which it has responsibility under this Agreement, will advise Purchaser of material issues involved in the litigation and will use its reasonable best efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits. For so long as any Liabilities or lawsuits involving the Business for which Pfizer has responsibility under this Agreement remain outstanding, Purchaser will advise Pfizer of material issues involved in the lawsuits involving the Business for which it has responsibility and will use its reasonable best efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits.

Section 7.15.     Insurance.   As of the Closing Date, the
coverage under all insurance policies related to the Business shall continue in force only for the benefit of the Seller Corporations and their Affiliates and not for the benefit of Purchaser. Purchaser agrees to maintain insurance materially consistent with the Purchaser's current coverages and agrees not to seek, through any means, to benefit from any of Seller Corporations' or their Affiliates' insurance policies which may provide coverage for claims relating in any way to the Business on or prior to the Closing Date.

                                ARTICLE VIII

                              INDEMNIFICATION

Section 8.1.     Indemnification by Pfizer.

(a)     Pfizer agrees to defend, indemnify and hold harmless
Purchaser and its Affiliates, and, if applicable, its directors, officers, agents, employees, successors and assigns from and against any and all claims, actions, causes of action, judgments, awards, liabilities, losses, costs or damages (collectively, a "Loss" or, the "Losses") claimed or arising directly from (i) any Retained Liability; (ii) any breach by the Seller Corporations of any of its covenants or agreements contained in this Agreement or in any agreement; (iii) any breach of any warranty or representation of the Seller Corporations contained in this Agreement; or (iv) any non-compliance with bulk transfer or similar laws.

(b) Purchaser acknowledges and agrees that Pfizer shall not have any liability under any provision of this Agreement for any Loss to the extent that such Loss relates to action taken by Purchaser or any of its Affiliates after the Closing Date. Purchaser shall and shall cause its Affiliates to mitigate any Loss to the extent required by Law.

(c)     Notwithstanding the provisions of this Article VIII:  (i)
Pfizer shall not be liable to the Purchaser or its Affiliates for any Loss under Section 8.1(a)(i) with respect to clause (ii) of Excluded Environmental Liabilities except to the extent such Losses exceed an aggregate of $2,000,000, (calculated separately from the $2,000,000 in Section 8.1(c)(ii) hereof) and then further subject to the limitations set forth in Section 8.5; and (ii) Pfizer shall not be liable to the Purchaser or its Affiliates for any Loss under Section 8.1(a)(i) with respect to clause (vi) of Excluded Environmental Liabilities except to the extent such Losses exceed an aggregate of $2,000,000 (calculated separately from the $2,000,000 in Section 8.1(c)(i) hereof) and then further subject to the limitations set forth in Section 8.5.

(d) Nothing in this Section 8.1 shall be construed to impose liabilities with respect to Taxes, it being understood that the sole remedy of the parties with respect to Tax matters shall be pursuant to Section 7.4.

(e) Pfizer's obligation to indemnify, defend or hold harmless the Purchaser or any of its Affiliates from any Loss shall terminate effective with the expiration of the applicable statute of limitations in respect of such Loss or as set forth in Section 8.5, if earlier, unless written notice of a claim has been provided to Pfizer prior to such time in accordance with
Section 8.3.

Section 8.2.     Indemnification by Purchaser.

(a) Purchaser agrees to defend, indemnify and hold harmless the Seller Corporations and their Affiliates, and, if applicable, its directors, officers, agents, employees, successors and assigns from and against any and all Loss claimed or arising directly from (i) any Assumed Liability, (ii) any breach by Purchaser of any of its covenants or agreements in this Agreement, (iii) any breach of any warranty or representation of Purchaser contained in this Agreement, or (iv) events occurring on or after the Closing Date in connection with the Business, the Conveyed Assets, or the Shares including, without limitation, the use, ownership, possession, operation or occupancy of any Facility, Leased Real Property or Real Property, the Intellectual Property of the Business, the Conveyed Assets, or the Shares or the Conveyed Subsidiaries from and after the Closing Date. Seller Corporations shall and shall cause their Affiliates to mitigate any Loss to the extent required by Law.

(b) Nothing in this Section 8.2 shall be construed to impose liabilities with respect to Taxes, it being understood that the sole remedy of the parties with respect to Tax matters shall be pursuant to Section 7.4.

Section 8.3.     Notice of Claims.

(a)     If any of the Persons to be indemnified under this Article
VIII (the "Indemnified Party") has suffered or incurred any Loss, the Indemnified Party shall so notify the party from whom indemnification is sought (the "Indemnifying Party") promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any action at law or suit in equity is instituted by or against a third party with respect to which the Indemnified Party intends to claim any liability or expense as a Loss under this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of such action or suit and tender the Indemnified Party the defense of such action or suit. A failure to give notice and to tender the defense of the action or suit in a timely manner pursuant to this Section 8.3 shall not limit the obligation of the responsible Person under this Article VIII, except (i) to the extent such Indemnified Party is prejudiced thereby, (ii) except to the extent expenses are incurred during the period in which notice was not provided, and (iii) except as provided by Section 8.5 below.

(b) Except when an immediate notice, report or other filing must be filed pursuant to Environmental Law, Purchaser will provide notice and an opportunity to comment to Pfizer before Purchaser files any Required Governmental Report or any other report, notification or filing with any Governmental Authority or third party that would be reasonably likely to result in a Loss. In the event Purchaser is required to file an immediate Required Governmental Report or any other immediate report, notification or filing, Purchaser will provide simultaneous notice to Pfizer when it files the report with the Governmental Authority.

Section 8.4.     Third Party Claims.

(a) The Indemnifying Party under this Article VIII shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any third party claim, action or suit (a "Third Party Claim") if the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Loss that may result from such Third Party Claim, and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise of settlement, and provided, further, that the Indemnifying Party may not compromise or settle any Third Party Claim involving other than monetary damages without the prior written consent of the Indemnified Party, which consent shall not unreasonably be withheld. If the Indemnifying Party elects to control or conduct the defense of any Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party shall have the right to participate in, but not conduct or control, the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(b) The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, and (ii) the making available of employees on a mutually convenient basis for proving additional information and explanation of any material provided hereunder.

Section 8.5.     Expiration.  Notwithstanding anything in this
Agreement to the contrary, if the Closing shall have occurred, all covenants, agreements, warranties and representations made herein or in any certificate delivered pursuant hereto shall survive the Closing, but all representations and warranties made herein or in any certificate delivered pursuant hereto, and all indemnification obligations under Sections 8.1. and 8.2 with respect to any such representation or warranty, shall terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced after, the first anniversary of the Closing Date with respect to all claims of any party, and of any indemnified persons under this Article VIII, which shall not have been previously asserted, with reasonable specificity, by written notice given under Section 8.3. As to indemnification obligations under Section 8.1(a)(i) with respect to clause (ii) of Excluded Environmental Liabilities, such obligations shall terminate and expire on, and no action or proceeding seeking damages or other relief with respect thereto shall be commenced, after the third anniversary of the Closing Date unless written notice thereof was previously given to Pfizer under Section 8.3; and as to indemnification obligations under Section 8.1(a)(i) with respect to clauses (iii) and (vi) of Excluded Environmental Liabilities, such obligations shall terminate and expire on, and no action or proceeding seeking damages, relief or indemnity with respect thereto shall be commenced, after the second anniversary of the Closing Date unless written notice thereof was previously given to Pfizer under Section 8.3.

Section 8.6. Certain Limitations. Pfizer shall not have any liability under clause 8.1(a)(iii) for Losses unless the aggregate of all such Losses, for which Pfizer would, but for this provision, be liable exceeds on a cumulative basis $25,000,000, but if such amount is exceeded, Pfizer shall be required to pay only the amount of such Loss which exceeds $25,000,000; provided, however, that Pfizer shall not have any liability for Losses (i) for any individual item under clause 8.1(a)(iii) where the Loss relating thereto is less than $250,000, and (ii) for all Losses under clause 8.1(a)(iii) in excess of $375,000,000.

Section 8.7.     Losses Net of Insurance, Etc.  The amount of any
Loss for which indemnification is provided under Sections 8.1 or 8.2 (the "Specified Sections") shall be net of (i) any accruals or reserves on the Financial Statements or the Working Capital Statement and (ii) an amount equal to the present value of the Tax benefit or detriment, if any, attributable to such Loss, as and when actually realized by the indemnifying party. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Loss, the Indemnified Party shall assign to the Indemnifying Party all of its rights to seek recovery pursuant to any indemnification by or indemnification agreement with any third party, any insurance proceeds or other sources of reimbursement receivable as an offset against any such Loss and otherwise reasonably cooperate to provide the Indemnifying Party with the benefit thereof and, thereafter, the Indemnifying Party shall be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder from any payment required under Sections 8.1 or
8.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

Section 8.8. Other Limitations. In the event Closing occurs under this Agreement, no claim for breach of representation or warranty shall be made by Purchaser under Section 8.1(a)(iii) if (a) such claim is based on a fact or an event occurring prior to Closing (whether or not also occurring prior to the date of this Agreement), and (b) such fact or event was disclosed in writing by Pfizer or its Affiliates to Purchaser prior to Closing and specifically identified in such writing as a breach of any representation or warranty.

Section 8.9.     Sole Remedy/Waiver.  The parties hereto
acknowledge and agree that the remedies provided for in this Agreement shall be the parties' sole and exclusive remedy with respect to the subject matter of this Agreement. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Seller Corporations or any of their Affiliates, or Purchaser or any of its Affiliates, as the case may be with respect to the subject matter of this Agreement, arising under or based upon any federal, state or local statute, law, ordinance, rule, regulation or judicial decision (including, without limitation, any such statute, law, ordinance, rule, regulation or judicial decision relating to environmental matters or arising under or based upon any securities law, common law or otherwise) except for any action based upon a claim of fraud.

Section 8.10. Indemnification Procedures for Remedial Actions on Conveyed Properties.

(a) Notwithstanding anything to the contrary in Section 8.4(a) hereof, Pfizer shall have the right but not the obligation to conduct and control the management of a Remedial Action at a property included in the Conveyed Assets that is subject to indemnification pursuant to this Agreement if Pfizer acknowledges in writing its obligation to indemnify the Purchaser hereunder. Pfizer must notify Purchaser, within thirty (30) days of receipt of notice of Purchaser's claim for indemnification for such matter, that (i) it intends to undertake said responsibility or (ii) that more information is needed from Purchaser before Pfizer can reasonably determine that Purchaser's claim is subject to indemnification pursuant to this Agreement. Purchaser shall promptly respond to such requests for information (to the extent such information is reasonably available to Purchaser) and, within thirty (30) days of receipt of such information, Pfizer shall notify Purchaser as to whether it shall undertake the Remedial Action. Prior to a determination by Pfizer that it will undertake a Remedial Action pursuant to this Section, Purchaser shall take only those actions necessary to comply with applicable Environmental laws or address conditions that pose an immediate and acute health risk (unless additional actions are approved by Pfizer).

(b) In undertaking a Remedial Action pursuant to this Section, Pfizer shall retain a qualified independent environmental consultant, which consultant shall be subject to Purchaser's approval (such approval not to be unreasonably delayed or withheld). Pfizer shall undertake such Remedial Action in a prompt and expeditious fashion in accordance with applicable Environmental Laws and shall not cause, through its own inaction, any undue delay in obtaining written notice from the appropriate Governmental Authority that no further investigation or remediation is necessary with respect to the matter that is the subject of the indemnification claim to meet the Applicable Remedial Action Standards, or, if no Governmental Authority is involved in such matter, a good faith determination from its environmental consultant that no further investigation or remediation is required to bring the Conveyed Property into conformance with Applicable Remedial Action Standards. Pfizer shall comply with all applicable laws, including all applicable Environmental Laws, with respect to its performance pursuant to this Section. Pfizer shall promptly provide copies to Purchaser of all written notices, correspondence, final submissions, final work plans, results of field work, and final reports and shall give Purchaser a reasonable opportunity given the circumstances (at Purchaser's own expense) to comment on any submissions Pfizer intends to deliver or submit to the appropriate Governmental Authority prior to said submission. Purchaser may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by Pfizer, and Purchaser shall provide Pfizer with the results of all such monitoring. Notwithstanding the above, Purchaser shall not take any actions that shall unreasonably interfere with Pfizer's performance of the Remedial Action. Pfizer shall undertake any such work required herein in a manner designed to minimize any disruption, to the greatest extent possible, with the conduct of operations at the Conveyed Property. Purchaser shall allow Pfizer reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Pfizer in the performance of the Remedial Action, including, but not limited to, providing Pfizer with reasonable access to employees and documents as necessary.

(c) If Pfizer declines to undertake the performance of a Remedial Action as provided in Section 8.10(a), Purchaser shall be entitled to undertake the Remedial Action to the Applicable Remedial Action Standards. Purchaser shall promptly provide copies to Pfizer of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Pfizer a reasonable opportunity (at Pfizer's own expense) to comment on any submissions Purchaser intends to deliver or submit to the appropriate Governmental Agency prior to said submission. Pfizer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by Purchaser, and Pfizer shall provide to Purchaser the results of all such monitoring. Notwithstanding the above, Pfizer shall not take any actions that shall unreasonably interfere with Purchaser's performance of the Remedial Action. Pfizer's decision to allow Purchaser to undertake Remedial Action hereunder shall not limit or affect Pfizer's obligation to indemnify Purchaser for said Remedial Action to the Applicable Remedial Action Standards as otherwise provided in this Agreement.

Section 8.11.     Limitation on Indemnification for Remedial and
Compliance Actions.

(a) Notwithstanding anything to the contrary in this Agreement, Pfizer's indemnification obligations under Section 8.1 hereof, in respect to clause (ii) of the definition of

Excluded Environmental Liabilities, are subject to the provisions of this paragraph (a). With respect to such Excluded Environmental Liabilities, Pfizer shall be responsible for the cost of such Remedial Action only to the extent necessary to meet the least stringent applicable remediation standard consistent with the use of the property as of the Closing Date or a similar use, which standard is acceptable to the federal or state Governmental Authority (or their foreign equivalents) asserting jurisdiction thereof and is acceptable under any promulgated and applicable local authority standard (or any less stringent standard negotiated by Pfizer or the Purchaser, as applicable, with the local authority) through the use of the most cost-effective alternative (the "Applicable Remedial Action Standard"). Pfizer shall not be responsible for those costs incurred in connection with a Remedial Action to the extent such costs arise from or are exacerbated by actions of the Purchaser after the Closing Date. With respect to Remedial Actions that are the result of discoveries or actions encouraged or initiated by the Purchaser, Pfizer shall only be responsible for those Losses incurred in connection with any such Remedial Action if the decision to undertake the investigation which led to the discovery of the environmental condition giving rise to such Remedial Action is consistent with the decision that would have been made by a Person exercising its reasonable business judgment and not having the benefit of any indemnification rights similar to those contained herein.

(b) Notwithstanding anything to the contrary in this Agreement, Pfizer's indemnification obligations under Section 8.1 hereof, in respect to clause (vi) of the definition of Excluded Environmental Liabilities, are subject to the provisions of this paragraph (b). With respect to such Excluded Environmental Liabilities, Pfizer shall be responsible only for Environmental Liabilities constituting capital and related costs (but not including routine operation and maintenance costs) and then only for the most cost effective means of attaining compliance with applicable Environmental Laws. Pfizer shall not be responsible for costs incurred to the extent such costs arise from or are exacerbated by actions of the Purchaser or its Affiliates after the Closing Date.

Section 8.12.     No Consequential Damages.

Notwithstanding anything to the contrary contained herein, no party to this agreement shall be liable to or otherwise responsible to any other party hereto or any affiliate of any other party hereto for consequential, incidental or punitive damages or for diminution in value or lost profits that arise out of or relate to this agreement or the performance or breach thereof or any liability retained or assumed hereunder.

                                ARTICLE IX

                               TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of Purchaser and Pfizer, acting as agent for the Seller Corporations;

(b) by either Purchaser or Pfizer, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to December 31, 1998 (unless the failure to consummate the Closing by such date (i) shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled in all material respects any of its obligations under this Agreement, or (ii) is due to the continuance of a waiting period or lack of an approval required under or an injunction or equivalent thereof entered based upon any Competition Laws, in which event neither Pfizer nor Purchaser may rely upon this Section 9.1 to terminate this Agreement until the first anniversary of the date of this Agreement; provided, however, that even on or after the first anniversary of the date of this Agreement, a party shall not be permitted to seek to terminate this Agreement if it shall not theretofore have fulfilled in all material respects all of its obligations under this Agreement (including without limitation Section 7.3 hereof)); and

(c) except as set forth in and subject to Section 7.3(e), by either Pfizer or Purchaser if any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

Section 9.2. Effect of Termination. (a) In the event of the termination of this Agreement in accordance with Section 9.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 and in Sections 7.1, 10.1, 10.7, 10.8, 10.9 and 10.11 hereof, and except that nothing herein will relieve any party from liability for any breach of any covenant set forth in this Agreement prior to such termination.

(b) In the event this Agreement shall be terminated as a result of any party's breach of or default under any term or provision hereof or thereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other party may have hereunder or otherwise under applicable law. Upon termination of this Agreement by Pfizer or Purchaser, by reason of a breach or default by the other hereunder, the damages recoverable by the party so terminating this Agreement shall include, without limiting the generality of the immediately preceding sentence, all attorneys' fees reasonably incurred by such parties in connection with the transactions contemplated hereby and thereby.

(c)     If this Agreement is terminated in accordance with Section
9.1, Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser's ability to solicit certain Employees will remain in full force and effect for the term provided therein.

                                    ARTICLE X

                                 MISCELLANEOUS

Section 10.1. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          To any Seller Corporation:

                  PFIZER INC.
                  235 East 42nd Street
                  New York, NY 10017
                  Telephone:    212-573-3637
                  Telecopy:     212-573-1445
                  Attn:         Paul S. Miller, Esq.
                                Senior Vice President and
                                General Counsel

             With a copy to:
                  Dechert Price & Rhoads
                  4000 Bell Atlantic Tower
                  1717 Arch Street
                  Philadelphia, PA  19103
                  Telephone:    215-994-4000
                  Telecopy:     215-994-2222
                  Attn:         Henry N. Nassau, Esq.
                                James J. Lawless, Jr., Esq.


          To Purchaser:
                 Boston Scientific Corporation
                 One Boston Scientific Place
                 Natick, Massachusetts  01760
                 Telephone:    (508) 650-8616
                 Telecopy:     (508) 650-8956
                 Attn:          General Counsel

             With a copy to:
                 Shearman & Sterling
                 599 Lexington Avenue
                 New York, New York  10022
                 Telephone:    (212) 848-4000
                 Telecopy:     (212) 848-7179
                 Attn:         Peter D. Lyons, Esq.
                               Clare O'Brien, Esq.

Section 10.2.     Amendment; Waiver.  Any provision of this
Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Pfizer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets of Purchaser without the prior written consent of the other party hereto except that Purchaser may without such consent assign its rights to purchase the Shares and the Conveyed Assets hereunder to one or more Purchaser Affiliates, provided that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder.

Section 10.4.     Entire Agreement.  This Agreement (including all
Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

Section 10.5. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 10.6. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller Corporations, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement except for persons specifically identified in Article VIII.

Section 10.7. Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, if any, no press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless the parties shall have consulted in advance with respect thereto.

Section 10.8. Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Pfizer all books and records furnished by Pfizer, any other Seller Corporation, any Conveyed Subsidiary, any of their respective Affiliates or any of their respective agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

Section 10.9. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses. Notwithstanding the foregoing, all Taxes (including, without limitation, any value added Taxes but excluding any Income Taxes) and fees relating to the transfer of the Shares and the Conveyed Assets shall be paid by the Person liable therefor but the liability for such Taxes as between Pfizer and Purchaser shall be borne as follows:

(a) in respect of any such Taxes which are refundable or in respect of which a credit is or becomes available, by the party which will be entitled to such refund or credit; and

(b) in respect of any other such Taxes not falling within subsection (a) above, by Pfizer and Purchaser equally, provided that if any such Tax or any other Tax from which there is otherwise an exemption becomes payable as a result of an action by or omission of either the Purchaser or any of the Seller Corporations, including, without limitation, changing the nature of the Business or part thereof transferred or failing to register or become liable for value added Tax or causing a significant break in the conduct of the Business or part thereof transferred, such Tax shall be borne solely by the responsible party. Pfizer and Purchaser, as the case may be, will, on demand, reimburse the other for its share of any such Taxes paid by the other in accordance with the foregoing provisions of this Section.

Section 10.10. Schedules. The disclosure of any matter in any Schedule to this Agreement, (as may be amended or supplemented prior to the Closing provided, that, any such amendment or supplement shall (i) not involve a matter, the disclosure of which reveals a Material Adverse Effect and (ii) constitute written disclosure for purposes of Section 8.8 hereof), shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by any Seller Corporation or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

Section 10.11.     Governing Law.  THE AGREEMENT SHALL BE GOVERNED
BY THE LAWS OF THE STATE OF NEW YORK, ITS RULES OF CONFLICT OF LAWS NOTWITHSTANDING. Pfizer and the Purchaser hereby agree and consent to be subject to the jurisdiction of the United States District Court for the Southern District of New York and in the absence of such Federal jurisdiction, the parties consent to be subject to the jurisdiction of the Supreme Court of the State of New York, County of New York.

Section 10.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

Section 10.13. Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.15. Specific Enforcement The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity, without the necessity of demonstrating the inadequacy of money damages.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

               PFIZER INC.
               By:     /s/ David L. Shedlarz
                       Name:  David L. Shedlarz
                       Title: Senior Vice President and
                              Chief Financial Officer

               PFIZER HOLDINGS IRELAND
               By:     /s/ Alan G. Levin
                       Name:  Alan G. Levin
                       Title: Director

               ASSET SELLING CORPORATIONS
                       PFIZER SEIYAKU K.K.
                       SHILEY LTD.
                       HOWMEDICA FRANCE S.C.A.
                       HOWMEDICA GmbH
                       PFIZER CANADA INC.
                       PFIZER LABORATORIES (PTY) LTD. (SOUTH AFRICA) PFICONPROD PTY LTD. (AUSTRALIA)

               By:     /s/ Paul S. Miller
                       Name:  Paul S. Miller
                       Attorney-in-Fact

               BOSTON SCIENTIFIC CORPORATION

               By:     /s/ Lawrence C. Best
                       Name:  Lawrence C. Best
                       Title: Senior Vice President and
                              Chief Financial Officer